As filed with the Securities and Exchange Commission on August ___ , 1997
                                           Registration  No. ___________________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------

                         CHRONICLE COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

           GEORGIA                            2711                         58-2235301
----------------------------     ----------------------------          ------------------
(State or other jurisdiction     (Primary Standard Industrial          (I.R.S. Employer
      of incorporation or          Classification Code Number)         Identification No.)
         organization)

                              140 FIRST AVENUE N.E
                              CAIRO, GEORGIA 31728
                                 (912) 377-2111
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                 ---------------------------------------------

                      Mr. John V. Whitman, Jr., President
                              140 First Avenue N.E
                              Cairo, Georgia 31728
              Telephone: (912) 377-2111 Facsimile: (912) 377-7748
    (Address, including zip code, and telephone number, including area code, of registrant's agent for service)
                      -----------------------------------

                          COPIES OF COMMUNICATIONS TO:
                            Jackson L. Morris, Esq.
                            3116 West North A Street
                              Tampa, Florida 33609
              Telephone: (813) 874-8854 Facsimile: (813) 873-9628

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        -------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                       Proposed maximum     Proposed maximum
     Title of each class of          Amount to be     offering price per       aggregate            Amount of
  securities to be registered         registered            share*           offering price      registration fee
------------------------------       ------------          -------          ----------------    ------------------
Common Stock, no par                   6,682,785            $1.00              $6,682,785           $2,025.09
                                                                            ----------------    ------------------
     Total:                                                                    $6,682,785           $2,025.09
                                                                            ================    ==================

*Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 (the "Securities Act").

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              CROSS REFERENCE SHEET
                  Sets forth the location in the prospectus of
                     the information required to be included
                      in the prospectus in response to the
                               items in Form SB-2.

Item of Form SB-2                                        Location in Prospectus
-----------------                                        ----------------------

Item 1.  Front of registration statement and outside     Outside front cover of prospectus.
          front cover of prospectus.
Item 2.  Inside front and outside back cover pages       Inside front cover and outside back cover of
          of prospectus.                                 prospectus and Additional Information.
Item 3.  Summary information and risk factors.           Risk Factors.
Item 4.  Use of proceeds.                                Not applicable.
Item 5.  Determination of offering price.                Distribution of Shares
Item 6.  Dilution.                                       Not applicable.
Item 7.  Selling security holders.                       Selling Stockholders.
Item 8.  Plan of distribution.                           Distribution of Securities.
Item 9.  Legal proceedings.                              Business-Legal Proceedings.
Item 10.  Directors, executive officers, promoters       The Company, Management, Principal Stockholders.
          and control persons
Item 11.  Security ownership of certain beneficial       Principal Stockholders.
          owners and management.
Item 12  Description of securities.                      Description of Securities.
Item 13. Interest of named experts and counsel.          Interest of Counsel, Experts.
Item 14. Disclosure of Commission position on            Management.
         indemnification for Securities Act liabilities.
Item 15. Organization within last five years.            The Company.
Item 16. Discription of business.                        Business.
Item 17. Management's discussion and analysis or         Management's Discussion and Analysis of Results
          plan of operation.                             of Operations and Financial Condition and Plan
                                                         of Operations.
Item 18. Description of property.                        Business, Property and Personnel.
Item 19. Certain relationships and related transactions. Certain Transactions with Mangement and Others.
Item 20. Market for common equity and                    Distribution of Shares.
          related stockholder matters.
Item 21. Executive compensation.                         Management-Management Compensation.
Item 22. Financial statements.                           Financial Statements.

       SUBJECT TO COMPLETION. PRELIMINARY PROSPECTUS DATED AUGUST 25, 1997.

  Publisher of THE SUNDAY SOUTH GEORGIA CHRONICLE, the SOUTH GEORGIA CHRONICLE
                         and the CRISP AREA PENNY SAVER

                         CHRONICLE COMMUNICATIONS, INC.

            6,682,785 SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE

     All 6,682,785 shares of Common Stock, no par value, (the "Shares") of Chronicle Communications, Inc. (the "Company") offered hereby (the "Offering") are being offered and sold by selling stockholders ("Selling Stockholder") for their own accounts in open market or block transactions. See, "Selling Stockholders". The Company will not receive any proceeds from the Offering. Prior to the Offering, there has been no public trading market for the Shares and there is no assurance a public trading market will develop or, if a public trading market develops, that it will be sustained. The Company expects a securities broker-dealer as a market maker to apply for permission to enter quotations for the Shares on the OTC Bulletin Board under the trading symbol of ____. Discussions between the Company and potential market makers indicates that the initial public offering price may be between $___ and $___ per share. The initial public offering price of the Shares will be determined, however, by negotiation between the individual Selling Stockholders and their respective broker-dealers and will not necessarily be related to assets, net worth, earnings or other established criterion of value which may be applicable to the Company. Following initial sales, if any, prices are expected to be related to the prevailing market. Selling Stockholders may sell shares to or through broker-dealers and the broker-dealers' compensation may be in the form of discounts, concessions or commissions from the Selling Stockholders and commissions from or mark ups charged to purchasers. The Selling Stockholders and participating broker-dealers may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended, (the "Securities Act"), in which event any discounts, concessions or commissions they receive, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has been advised by Selling Shareholders that none of them have underwriting arrangements for their Shares. See "Plan of Distribution".

         The Company publishes a zoned edition weekly broadsheet (full size) newspaper ("traditional news product") with a paid subscriber base and weekly shopper style tabloid newspapers ("shopper products") which it distributes free to the community. The Company now has one zoned edition of the traditional news product and two shopper products. The Company's current products are published in Grady County and in Crisp County, Georgia. The Company plans to expand both products into additional Southwest Georgia markets, with the second zoned edition of the traditional news product scheduled for publication on October 5, 1997 in Crisp County. Focusing primarily on local and community news and school sports subjects, the traditional news product also includes a selection of stories of state, regional, national and world interest, syndicated columnists and a comics package. The Company has a full Associated Press membership and is an AP award winning newspaper. Both the traditional news product and the shopper products offer classified and display advertising to local and regional businesses. The traditional news product also offers legal advertising.

    AN INVESTMENT IN THE SHARES INVOLVES MATERIAL RISKS. See "RISK FACTORS."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is August 25, 1997

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

                           REPORTS TO SECURITY HOLDERS

         The Company intends to furnish to security holders annual reports containing audited financial statements and unaudited financial statements for each of the first three quarters of each fiscal year. In addition, the Company may from time to time furnish to security holders additional information about the Company and its business as deemed appropriate by management.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

The Company...............................................................
Risk Factors..............................................................
Capitalization............................................................
Selected Financial Data...................................................
Management's Discussion and Analysis of Financial Condition
     and Results of Operations and Plan of Operations.....................
The Business..............................................................
Management................................................................
Management Compensation...................................................
Employee Bonus Plan.......................................................
Certain Transactions with Management and Others...........................
Principal Stockholders....................................................
Description of Securities.................................................
Selling Stockholders......................................................
Distribution of Shares....................................................
Shares Available for Future Sale..........................................
Legal Matters.............................................................
Experts...................................................................
Additional Information....................................................
Index to Financial Statements.............................................

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in a jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified so to do. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus.

         Until ______________, 1997 (__ days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may by required to deliver a Prospectus. This Requirement is in addition to the obligation of dealers to deliver a Propsecuts when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   THE COMPANY

         Chronicle Communications, Inc., (the "Company") was incorporated in Georgia on April 5, 1996, under the name of JMAR Communications, Inc., and changed its name to Chronicle Communications, Inc. effective July 30, 1997. The Company's founder is John V. Whitman, Jr., the Company's chairman and president. The Company was organized for the purpose of filling the market left by the closure of the Crisp Area Advertiser, a publication of Gray Communication Systems, Inc. The Company employed the terminated personnel of that company, in the production of the Company's Crisp Area Penny Saver, a shopper style tabloid newspaper distributed free to the community ("shopper product"). This shopper product serves Crisp County, Georgia in which Cordele is the major city, and three adjacent counties. Subsequently, the Company employed most of the terminated sales personnel and reporting staff of the South Georgia News and Shopper, a publication of Gray Communications Systems, Inc. in Grady County, Georgia. The Company employed these terminated personnel in production of the South Georgia Chronicle, the Company's second shopper product, which also then included community news and school sports coverage from Grady County. This shopper product serves primarily Grady County, Georgia in which Cairo is the major city, but also serves Thomas County, Georgia in which Thomasville is the major city, and three adjacent counties. Subsequently, Gray Communication Systems, Inc. ceased publication of the South Georgia News and Shopper. The Company's founder did not have a non competition agreement with Gray Communications Systems, Inc. and neither the founder nor the Company acquired any of its assets. Mr. Whitman, as the vice president of Phillips Publishing, Inc., had founded the South Georgia News and Shopper prior to its acquisition by Gray Communication Systems, Inc. On November 10, 1996, the Company published the first issue of The Sunday South Georgia Chronicle, a broadsheet (full size) newspaper ("traditional news product") in Grady County, which took over community news and school sports coverage from its sister publication, the South Georgia Chronicle, and expended coverage to include selected state, regional, national and international news, sports and comics through full Associated Press membership. The Company has scheduled publication the first issue of The Sunday South Georgia Chronicle - Crisp County edition, expanding that publication into a zoned edition weekly newspaper.

         At incorporation, the Company was authorized to issue 100,000 common shares. Effective March 18, 1997, the Company increased the number of authorized common shares to 12,000,000 shares and completed a stock split of sixty for one approved on October 24, 1996. Effective July 30, 1997, the Company increased the number of authorized shares to 35,000,000 common shares, completed a stock split of two for one approved on March 11, 1997 and authorized 7,500,000 shares of voting convertible preferred stock.

         The Company's executive and production offices are located at 140 First Avenue N.E., Cairo, Georgia 31728, its telephone number is (912) 377-2111 and its telephone facsimile number is (912) 377-4202.

                                  RISK FACTORS

         Investment in the Shares involves certain material risks. The following risk factors should be considered carefully in evaluating the Company, its business, condition and prospects (financial and otherwise) before purchasing any of the Shares. These risk factors are not necessarily exhaustive and additional risk factors, if any, may be material or have significance to an individual investor. Many investment opportunities involve risk factors or a risk of loss, including the existence of the normal and extraordinary risks. The existence of these risk factors and possibly others should not necessarily be the sole determining factor in whether or not to purchase Shares. All of the information in this Prospectus should be carefully considered in connection with the risk factors described below.

         This Prospectus contains forward looking statements which involve risks and uncertainties. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief and current expectations of the Company, its directors and management with respect to, among other things: (i) the Company's expansion plans and (ii) prospects for increased revenues and profitability. Prospective purchasers of the Shares are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors, many of which are beyond the control of the Company. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Plan of Operations" and "Business", identifies important factors which could cause or contribute to such differences

RISKS RELATED TO BUSINESS AND OPERATIONS-

         LIMITED OPERATING HISTORY. The Company began operations April 5, 1996 with a shopper product in one market. Subsequently, the Company expanded operations with introduction of a shopper product in a second market and a traditional news product in one market. The Company has financed its operations to date with sales of common stock for cash and services, including part of the Shares offered by the Selling Stockholders, contributions of property and money from its founders and proceeds of a bank loan. The Company has incurred a $110,218 loss from operations through the first fiscal period ended September 30, 1996 and a $352,803 loss from operations for the nine months ended June 30, 1997, without the payment of management compensation to either Mr. or Mrs. Whitman. There is no assurance the Company will be able to generate sufficient revenues from advertising and subscription sales to become profitable in future periods or to successfully introduce its shopper products and zoned traditional news product into additional markets. Without sufficient revenues, the Company will be unable to create value in the Shares and to pay dividends. The Company is subject to the risks inherent in any new business, including complications, delays, unexpected costs and uncertainties. See "Description of Business."

         LIMITED LIQUIDITY AND FINANCIAL RESOURCES. The Company has limited liquidity as a result of negative cash flow to date and its liquidity has been limited to the sale of common stock, proceeds of a bank loan, collections of accounts receivable and generation of additional accounts receivable, primarily from sales of commercial display advertising in its products. The Company expects this circumstance to prevail until such time as the Company's traditional news product becomes established in the second market zone of Crisp County, of which there is no assurance. This first issue of the second zoned edition of the traditional news product is now scheduled for publication on October 5, 1997. The Company intends to sell additional shares of its common stock in a private placement or registered public offering at some point in the future in order to provide capital for the planned introduction of its products in additional markets; but, there is no assurance that additional common stock can be sold or that any other financing will be available in the amount then needed to expand its operations into additional markets or, if it is available, that the terms thereof will be acceptable to the Company.

         DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon the knowledge, efforts and abilities of John V. Whitman, Jr., its founder, chairman and president, with respect to the conduct of its current operations and implementation of the Company's plan to expand into other markets with additional shopper products and the traditional news product. Marsha B. Whitman, the Company's secretary and Grady County sales manager, has contributed significantly to the Company's advertising sales performance in the Grady County and surrounding market and to the general management of the Company, but is not considered an indispensable or key employee. Mr. and Mrs. Whitman, who are married, devote all of their respective working time to the business of the Company. The Company is dependent upon Mr. Whitman because of his extensive involvement with the development of the Company's business and prior publishing experience. The Company's dependence on Mr. Whitman is particularly important during the period prior to the Company reaching a level of operations at which it has the financial ability to attract and retain executive officers at market rates of compensation and benefits who are not founders and major stockholders of the Company. The Company does not expect to have a need for additional executive management or to be in a position to pay the salaries and benefits typically required by such unaffiliated executives until it has achieved expansion into a substantial number of additional Southwest Georgia markets, of which there is no assurance. The termination of employment by Mr. Whitman for any reason in the near future could be expected to have a materially adverse effect on the Company because the Company may not be able to find a replacement for Mr. Whitman who has his level dedication to the Company, except for a person who would require a salary and benefits package which at the present time would exceed the Company's financial resources. Mr. Whitman does not have an employment agreement with the Company, but together with Mrs. Whitman is its largest stockholder. The Company is depending upon Mr. Whitman as the Company's founder and majority stockholder for his dedication, commitment and financial interest in the Company as a basis for his continuing employment with the Company, regardless of its financial condition at any particular time.

         RISKS ASSOCIATED WITH REGIONAL EXPANSION. There is no assurance that the Company will be able to successfully implement its plan to expand into additional Southwest Georgia markets with shopper products and zoned editions of its traditional news product. This risk is associated with availability of capital or revenues to fund the costs of such expansion and to some extent with the Company's ability to identify and employ in each such additional community a general manager and sales personnel who are capable of carrying out the Company's plan under the direction of management.

         COMPETITION. The Company's current shopper products compete against shopper products published by others, including Thompson Newspapers and the Company expects its future shopper products to face similar competition from Thompson Newspapers affiliates and others. The Company's traditional news product competes in Grady County against The Cairo Messenger, an independent weekly newspaper serving the county since 1911, and in Crisp County against The Cordele Dispatch, a daily newspaper owned by Thompson Newspapers established in 1908, and the Tri-County Informer, an independent weekly newspaper first published in March 1997. The Company expects its future zoned editions of its traditional news product, if any, to face similar competition. In addition, the

Company believes the Tallahassee Democrat and the Atlanta-Journal Constitution enjoy a significant readership in the Company's current and planned markets, but neither newspaper carries local community news or a significant level of local advertising covering the Company's markets. There is no assurance that the Company's planned weekly shopper products and planned zoned traditional news product will be able to compete successfully against the respective types of media which are already established in the markets into which the Company may plan to expand its operations.

         LACK OF DIVIDENDS. The Company has not declared or paid dividends on its Common Stock, which includes the Shares, and may elect to retain all or most of its net profits, if any, in the foreseeable future to provide operating capital and funding for capital investment in the Company's business. The Company cannot predict if or when it will have current and retained earnings or surplus from which to legally declare and pay dividends. There is no assurance as to if or when the Board of Directors will declare a dividend on the Common Stock, which includes the Shares.

         VOTING CONTROL BY MANAGEMENT STOCKHOLDERS. Mr. Whitman, who is director and an executive officer of the Company, and Mrs. Whitman, who is an executive officer and Grady County sales manager of the Company, and who are husband and wife, own 6,247,080 shares of the Company's Common Stock (500,000 of which are included in the Offering) and 7,500,000 shares of its Convertible, Voting Preferred Stock, convertible into a like number of shares of Common stock in certain events and Common Stock Purchase Options for 135,000 shares of Common Stock, or 64.73 percent of the voting stock outstanding, before sale of any shares and 62.41 percent assuming the sale of all the shares he has included in the offering. See, "Selling Stockholders". Each issued and outstanding share of both the common stock and the preferred stock is entitled to one vote on each nominee for a directorship. The Company's Articles of Incorporation do not authorize cumulative voting for the election of directors. Any person who controls or can obtain more than fifty percent of the votes cast for the election of each director will control the election of all directors. Accordingly, the stockholders who are also the directors and management of the Company hold a sufficient number of votes to elect all of the directors of the Company and other Selling Stockholders who have not sold all their Shares and the purchasers of the Shares will not be able to elect any directors.

RISKS RELATED TO THE OFFERING-

         UNCERTAINTY AS TO DETERMINATION OF OFFERING PRICE. The market price of the Shares, from time to time, is expected to be determined by securities market makers, if any, in the Shares, the demand, if any, for the Shares by retail and institutional investors, and the prices at which the individual Selling Stockholders are willing to sell their respective Shares pursuant to this Prospectus. The market price at any time is not expected necessarily to bear any relationship to the assets, net worth, earnings or other established criteria of value which may be applicable to the Company, and should not be considered to be an indication of the actual value of the Shares, the Company or its present or future business.

         NO ASSURANCE OF PUBLIC MARKET FOR SHARES; POSSIBLE LACK OF MARKET MAKERS; VOLATILITY. At the date of this Prospectus, there is no public trading market for the Shares; and, there is no assurance that a public trading market will develop. Even if a public trading market develops, there is no assurance that such market will be either sustained or characterized as active. An active trading market for the Company's Common Stock may depend upon the interest of securities market makers, the investing public and institutional investors, which may depend in turn on the Company's revenues, profits and prospects. The prices of securities of companies which are in limited supply in the public securities markets, which could describe the Company (at least initially after the date of this Prospectus) are typically volatile. Furthermore, the Company anticipates that at least initially, the price of the Company's Common Stock will be quoted on the OTC Bulletin Board, instead of the NASDAQ Small Cap Market or a regional exchange. That quotation medium is believed to have an adverse impact on the interest of some securities brokerage firms and of public investors for the securities quoted there.

         POSSIBLE NEGATIVE EFFECT OF COMMON STOCK AVAILABLE FOR FUTURE SALE. All of the Company's Common Stock not covered in this Prospectus for sale by Selling Stockholders (including shares issuable upon exercise of Common Stock Purchase Options) and the Common Stock into which its Preferred Stock is convertible, totaling 14,896,080 shares, is "restricted stock" as defined in Rule 144 under the Securities Act of 1933 and is all owned by three affiliates of the Company. These shares will become available for sale in limited amounts during any three month period pursuant to the requirements of Rule 144 or in larger amounts if registered under the Securities Act of 1933. The offer of a significant number of such shares of Common Stock in the future in the public trading market, if one should develop, at or about the same time pursuant to Rule 144 or pursuant to a subsequent registration statement under the Act could have a depressive effect on the public market price of the Shares, in the event a public market for the Shares does develop.

         TRADING LIMITATIONS ON STOCK AT A MARKET PRICE OF LESS THAN $5 PER SHARE. The Company expects the Shares to be quoted on the OTC Bulletin Board, but there is no assurance that the Shares will be approved for quotation on the OTC Bulletin Board. Furthermore, management cannot predict the market price of the Shares in the public market, if any, at any time in the future. At any time that the quoted market price is less than $5 per Share, certain larger stock brokerage firms may prohibit purchase or sale of the Shares in their customers' accounts. All securities brokerage firms effecting purchase orders for new clients in the Shares at a time when the Shares have a market bid price of less than $5 per share are required by federal law to send a standardized notice to such new clients regarding the risks of investing in "penny stocks", to provide additional bid, asked and broker compensation and other information to the new customer and to make a written determination that the Shares are a suitable investment for the new client and receive the new client's written agreement to the transaction, unless the client is an established client of the firm, prior to effecting a transaction for the client. These business practices may inhibit the development of a public trading market for the Shares during periods that the price of the Shares in the public market is less than $5 by both limiting the number of brokerage firms which may participate in the market and increasing the difficulty in selling the Shares. Upon completion of the offering made by this Prospectus, assuming all of the Shares are sold (of which there is no assurance), the Company is not expected to qualify to have its securities traded on NASDAQ or a regional or national securities exchange, which would, if admitted to trading in any such market, would exempt transactions in the Shares, regardless of the market price, from the disclosure laws described herein.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at June 30, 1997, adjusted for an increase in the authorized number of shares of common stock and a two to one stock split approved on March 11, 1997 and effective on July 30, 1997. This table should be reviewed in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                 June 30, 1997
                                                                ---------------
Long term debt:                                                  $      14,000
                                                                ---------------
Equity:
Common stock, no par value, 35,000,000 shares authorized             1,118,727
     12,858,820 shares issued and outstanding
Accumulated earnings (deficit)                                        (463,021)
                                                                ---------------
Total stockholders' equity                                             655,706
                                                                ---------------
Total capitalization                                                   669,706
                                                                ===============
----------------------------------------------

(1) On July 30, 1997, the Company's Articles of Incorporation were amended to authorize 7,500,000 shares of Convertible, Voting Preferred Stock, $.001 par value per share, which was issued on August 1, 1997 to Mr. and Mrs. Whitman. See, "Certain Transactions with Management and Others".

                             SELECTED FINANCIAL DATA

         The following table presents selected financial data at the dates and for the periods set forth below, adjusted for increases in the authorized shares of capital stock, for a sixty for one stock split effective on March 18, 1997 and for a two for one stock split effective on July 30, 1997. The table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.


                                         For the period April 5, 1996
                                                  (inception)            Eleven weeks        Nine months
                                             to September 30, 1996   ended June 30, 1996  ended June 30, 1997
                                             ---------------------   -------------------  -------------------
STATEMENT OF OPERATIONS DATA:
   Sales                                         $    337,384           $    173,942        $    505,714
   Cost of sales                                      333,440                166,987             690,341
                                                 -------------          -------------       -------------
   Gross profit                                         3,944                  6,955            (184,627)
   Operating expenses                                 114,162                 64,907             168,176
   Net loss                                      $   (110,218)          $    (57,952)       $   (352,803)
                                                 =============          =============       =============

Loss per common share:                           $       (.01)          $       (.01)       $       (.03)
                                                 =============          =============       =============
Weighted average  common
     shares outstanding:                            8,670,436              8,373,241          10,671,208
                                                 =============          =============       =============

                                                                 At September 30,                  At June 30,
                                                                       1996                            1997
                                                                 ----------------                ---------------
BALANCE SHEET DATA:
   Working capital (deficiency)                                  $       (44,810)                $     45,669
   Total assets                                                  $       399,127                 $    798,492
   Long term obligations, less current portion                   $        60,000                 $     14,000
   Total stockholders' equity                                    $       215,782                 $    655,706

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS AND PLAN OF OPERATIONS

         The Company began operations on April 5, 1996. The operating activity in the eleven week period ended June 30, 1996 was limited to organizational expenses, equipment purchases and expenses of and revenues from publication of eleven issues of the Crisp Area Penny Saver and ten issues of the South Georgia Chronicle, both shopper products. The operating activity for the nine months ended June 30, 1997 reflects a full nine months of operations with the two shopper products and thirty-four issues of the Grady County edition of the traditional news product. Accordingly, the operating activities reflected in the financial statements at and for the respective periods ended June 30, 1996 and 1997 are not comparable in terms of either duration or scope of operations.

         The Company anticipated several periods of capital formation and operating losses which management believes is normal for a new business. The Company's plan of operations does not anticipate achieving profitability until an additional zone edition of the traditional news product is established. The Company's expenditures for Associated Press membership and related satellite communications equipment and syndicated feature costs, in particular, must be applied, in the opinion of management, against revenues from more than one market before economies can be achieved which are expected to result in net profits for the Company. The Company's investment in facilities and equipment have been based upon the Company's plan to expand into additional markets and have exceeded the investment which would have been appropriate if the Company had contemplated limiting its operations to its current markets and current products.

         LIQUIDITY-

         The liquidity of the Company for both the period from inception to September 30, 1996 and for the respective periods ended June 30, 1996 and 1997 has been limited to proceeds from the sale of Common Stock, proceeds from a bank loan in the original amount of $60,000 and collections of accounts receivable from sales primarily of commercial display advertising and to a lesser extent from sales of business classified advertising. During the nine month period ended June 30, 1997, the Company used cash to repay $5,000 of principal of the loan, leaving an outstanding balance of $55,000. The bank loan was used for working capital. The Company has paid cash for all of its equipment, $49,070 and $249,999, net of accumulated depreciation, at September 30, 1996 and June 30, 1997, except for two photocopy machines and a color printer/scanner system, which are leased from the manufacturer. During the nine months ended June 30, 1997, the Company used $16,903 of cash to purchase a full membership in Associated Press and related satellite and telecommunications equipment costs. In October 1996, the Company purchased an 11,000 square foot warehouse at a price of $30,000, which it intended to renovate as its central production facility and corporate offices. The Company used $16,300 of its cash for the down payment. The Company has a $14,000 purchase money mortgage note due to the seller on December 1, 1998. The Company is offering this building for sale at its cost and has been advised verbally that an interested party has obtained a mortgage loan approval; but, at the date of this Prospectus, the Company does not have a written contract for sale with the prospective purchaser and there is no assurance the Company will not be required to use $14,000 in cash to pay the purchase money mortgage when due or seek an extension from the mortgagee. The sale of the warehouse, if and when it occurs, is expected to result in the recovery of approximately $16,000 in cash for use in operations and relief from the obligation to pay off the purchase money mortgage note.

         The Company acquired "Design Ideas", a design graphics and computer consulting proprietorship, in October 1996 for a price of $35,000, paying $22,500 of the purchase price in cash, and leasing its computer equipment. This transaction is in litigation, the leased equipment having been recovered by the seller pursuant to court order without reimbursement of the Company. Furthermore, the Company's sales staff in the Cordele market resigned en mass in March 1997 to form a rival shopper product which resulted in a decline in revenues for a period of approximately three months and litigation against the former employees. The Company used cash of approximately $28,000 for payment of legal fees in the two cases. See, "Business-Litigation". The Company has used $99,123 and $134,459 of cash in the periods ended September 30, 1996 and June 30, 1997, respectively, for advances to stockholders, who are also the Company's executive officers. See, "Certain Transactions with Management and Others". Notwithstanding the significant expenditure of cash on fixed assets and other assets, the Company has moved its working capital position from a negative $44,810 to a positive $45,669 at September 30, 1996 and June 30, 1997, respectively. Subsequent to the last reported period, in July 1997, the Company acquired its current headquarters and production facility for $125,984, paying $5,000 down and financing the balance with a purchase money mortgage note to the seller at eight percent, interest and $1,142 in principal payable monthly, with a ten year balloon payment. In addition to the acquisition cost of its headquarters/production facility, the Company expended cash of approximately $20,000 on improvements to the facility which were necessary to accommodate operations. See, "Capital Resources" for discussion of planned improvements to this facility.

         CAPITAL RESOURCES-

         At September 30, 1996, the Company had an investment in computer equipment and publishing software, coin racks and furnishings of $49,070, net of accumulated depreciation. This investment was increased to a total of $249,999, net of accumulated depreciation, at June 30, 1997. Management did not initially contemplate the expansion of the traditional news product into a zoned edition product with the resulting investment in equipment at the level now achieved. The Company believes that these fixed assets are sufficient for at least the next twelve months, taking into consideration the planned growth of the Company, provided that the Company will need to purchase another $50,000 in fixed assets to accommodate the planned expansion into additional markets. The Company's headquarters/production facility, acquired in July 1997, subsequent to the last reported period, is expected to be sufficient, subject to additional capital improvements to build out the warehouse space into additional office space as the Company's expansion requires, to accommodate the growth needs of the Company for the foreseeable future. The Board of Directors has advised management to pursue acquisition of a six station web printing press for printing the Company's products. The estimated cost of a printing press installed is estimated at $600,000, including approximately $25,000 of capital improvements to the now vacant warehouse area of the Company's headquarters/production facility, with a needed investment in paper inventory of approximately $40,000. The Company believes that lease or purchase financing will be available for the acquisition of a printing press.

         RESULTS OF OPERATIONS-

           As stated above, management anticipated losses from operations during the initial periods of operations. The losses reported during the period from inception to September 30, 1996 and for eleven weeks ended June 30, 1996 and nine months ended June 30, 1997 have been less than anticipated. Results of operations reflect a steady growth in product offerings and in advertising revenues. The Company began operations with a single shopper product in the Crisp County market and added a second shopper product within two weeks in Grady County. In November 1996, the Company added its first zoned edition of The Sunday South Georgia Chronicle - Grady County edition. The addition of the weekly traditional news product has enabled the Company to increase its revenues by linking its advertising rates between the shopper product and the traditional news product and provide cost incentives to its advertisers. The Company believes that additional revenues will be generated in the Crisp County market by this linkage with the addition of The Sunday South Georgia Chronicle - Crisp County edition planned for October 5, 1997. The Company has been aggressive in its sales efforts and accommodating to its advertisers in markets where the long established competition often lacks state-of-the-art composition capabilities. The Company plans to implement this strategy in additional selected markets in Southwest Georgia.

         The Company experienced a decline in revenues as a result of the effort by a former manager of the Company's Crisp Area Penny Saver to begin publication of a rival shopper product. The decline in revenues, estimated in the aggregate at approximately $50,000, continued for approximately three months before the Company through litigation and increased selling effort was able to fully recover the advertiser base for its product. During the nine months ended June 30, 1997, the Company incurred approximately $27,000 in nonrecurring legal expense in connection with the litigation with the former manager. During that same quarter, the Company was deprived of anticipated revenues by the loss of design and computer consulting operations related to "Design Ideas" and has incurred approximately $1,000 in nonrecurring legal expense. The time and attention of management was partially diverted from the Company's normal business affairs and expansion plans by this litigation. Additional legal expense at a lower level than experienced in the reported period is anticipate to complete both of these case. See, "Business-Litigation".

         The Company's monthly expenses related to Associated Press membership of approximately $1,500 and to nationally syndicated features of approximately $1,700 were applied, during the nine months ended June 30, 1997, against the Company's revenues from a single traditional news product during the nine months ended June 30, 1997. These expenses will not increase significantly with the expansion of the traditional news product into additional markets, beginning with the Crisp County edition and planned additional markets. The Company has increased its payroll costs related to production and editorial staff related to Grady County news and local interest and state, regional, national and international news coverage for its traditional news products, in anticipation of expansion of these products into new markets. The Company will require additional sales personnel and editorial staff related to local news and local interest for each new market into which its expands its shopper products and traditional news product. The average of these additional personnel costs are estimated at $7,200 per month for each new market in which both products are introduced. These expenses in the future are expected to be more than offset over time, however, against revenues generated in the new markets. The Company will begin paying compensation to its president and Grady County sales manager on October 1, 1997. The aggregate monthly amount of these expense items is approximately $11,000. See, "Management Compensation." The Company believes that the addition of The Sunday South Georgia Chronicle - Crisp County edition will generate a profit for the Company before compensation to the president and Grady County sales manager and the addition of one additional market will generate a profit after all expenses. See, "Business-Expansion Plans".

                                  THE BUSINESS

         The Company now publishes one zoned edition of a weekly broadsheet (full size) newspaper ("traditional news product"). The first zoned edition traditional news product is delivered to subscribers and is sold in coin boxes. The first zoned edition of the traditional news product was first published on November 10, 1996 and now has 988 subscribers plus sales from fifty coin boxes in its market. The second zoned edition scheduled to begin publishing on October 5, 1997. The masthead of the traditional news product is The Sunday South
Georgia Chronicle. The first zone in which the Company now publishes its traditional news product is Grady County, in which Cairo is the principal city. The second zoned edition will be published in Crisp County, in which Cordele is the principal city. Both counties are in Southwest Georgia, which is the also the Company's broad target market for planned expansion. The Sunday South Georgia Chronicle contains four sections. Section one covers local top news stories from its own respective market and editorials, regional, state, national and world news, as well as nationally syndicated columnists, like Ann Landers, Martha Stewart, Joe Bob Briggs, Molly Ivins and Tony Kornheiser. Section two contains local features, religion, local columnists and weather. Section three is the most complete sports section available in the market. The sports section leads with high school coverage of the seasonal sports in its own respective market, followed by regional collegiate, professional, NASCAR, previews, statistics and highlights. Finally, section four covers automotive, business and classified advertising. The Sunday comics include Garfield, Blondie, Hagar the Horrible, Peanuts, The Family Circus, Beatle Bailey, The Lockhorns, Snuffy Smith, Hi and Lois, The Phantom and many more.

         The traditional news product includes full process color photography and graphics in both news and advertising content. The Company has a full Associated Press membership and is an AP award winning newspaper. The Company has the distinction of being the only newspaper in the state of Georgia to have both Associated Press copy and photo service. These services are provided by satellite down link at the Company's offices. The Company was the third AP member in the United States to install association's latest technology to receive and transmit news and sports photos, the two earlier members being the Washington Post and the Atlanta Journal Constitution.

         The Company now publishes two weekly shopper style tabloid newspapers ("shopper products"). The shopper products are devoted entirely to personal and business classified advertising and commercial display advertising. The shopper products are mailed free to all occupied households in their respective markets by third class postal permit. The Company also utilizes free distribution newspaper racks placed in high traffic locations throughout each of the markets in order to accomplish additional distribution of the Company's shopper products. The shopper products offer full process color photography and graphics in commercial advertising. The Company's two shopper products which have a combined free weekly distribution of 34,245 in Grady County, in which Cairo is the principal city, and Crisp County, in which Cordele is the principal city. The mastheads of the Company's shopper products are the South Georgia Chronicle in Grady County, which also serves Thomas County, in which Thomasville is the principal city, and three surrounding counties, and the Crisp Area Penny Saver in Crisp County, which also serves three surrounding counties.

         Both the traditional news product and the shopper products offer classified and display advertising to local businesses in their respective markets and to regional businesses. The Company has structured its advertising rates to encourage business advertisers in one of the Company's shopper products to run an identical ad in the applicable zone of the traditional news product, and visa versa. Personal classified advertising is free in the shopper products and paid in the traditional news product. The traditional news product also offers legal advertising in the respective markets.

         Grady and Thomas Counties have a combined population of approximately 63,000, average median household income of approximately $24,500 and rank seventy-three and thirty-seven, respectively, out of 158 counties on the Georgia economic index taking into account personal income, sales tax receipts, motor vehicle registrations and assessed property value. Crisp County has a population of approximately 21,000, median household income of approximately $23,000 and ranks seventy on the Georgia economic index.

         The Company acquired the business and leased the assets of "Design Ideas", a graphics design and computer consulting firm, in October 1996, moved the operations of that firm from Tallahassee, Florida to Cairo as a division of the Company and employed the seller as the manager of that division. The Company's relationship with the seller as an employee of the Company rapidly deteriorated and resulted in a recovery of the business and assets by the seller. See, "Litigation".

EXPANSION PLANS-

         The Company plans to introduce additional zoned editions of its traditional news product and additional issues of its shopper products in selected counties across Southwest Georgia. The Company will consider daily traditional news products in specific future expansion markets when daily publication seems appropriate.

         The Company intends to introduce initially shopper products into additional South Georgia counties which management believes are not adequately served by their existing newspapers. Targeted counties have populations ranging from nineteen thousand to forty-five thousand persons. The Company plans to distribute these shopper products by third class U.S. mail directly to every occupied residence in the respective counties and to have limited free rack distribution in high traffic retail establishments throughout the respective market areas. By starting with a total-market-coverage shopper product in new markets, management believes the Company can quietly expand into a new market while introducing commercial advertisers and readers to the concept of high quality, low priced print advertising. Within months after introducing the shopper product, the Company expects to begin production of a daily or weekly community news product in that market. The Company's goal is to open at least one new market every six months. The Company generally expects to target each new market adjacent to an existing market served by the Company.

         The Company also will consider purchasing existing newspaper publishers and companies which specialize in other advertising media which the Company believes are priced below market value and have synergism with the Company's then current product mix. The Company's objective is to expand into markets which are not saturated by numerous print media companies and markets which are dominated by huge publishers like Gannett, Knight Ridder and Gray Communications Systems, Inc. The Company's target markets are expected to be markets with locally and family owned publishing companies not positioned financially or otherwise to compete with the Company's aggressive sales programs and high quality products.

SALES-

         Advertising sales. The Company employs commissioned sales personnel to solicit advertising from merchants and businesses in its respective market areas. The Company's advertising rates are structured to provide a cost advantage to advertise with identical ads in both the shopper product and the traditional news product in the same market area, in order to discourage advertisers from selecting only the traditional news product for their advertising needs.

         Subscription sales. The Company engages the services of an independent telemarketing firm to telephone residents in the Company's market area who are not subscribers to the traditional news product. The Company identifies for the firm the zip codes in which the Company desires to increase its subscriber base in order to make home delivery more cost effective by including more subscribers on the particular route. The shopper products are not sold by subscription, but are distributed free by third class postal permit to all occupied residential address in their respective market areas.

PRODUCTION-

         The Company has centralized all composition and production functions, other than printing at the present time, in Cairo. Centralization of these functions results in production economies, including more intensive use of equipment and personnel. State, regional, national and world news, regional and national sports coverage, editorials and comics will be duplicated as common pages in all zone editions of the traditional news product. Local news and interest, school sports and business and classified advertising for each zone are positioned on other pages within the appropriate section of the product. The use of common pages for all zone editions results in printing economies because only plate changes are required in printing each zone edition. Modern computer and communications technology enables information, including local news and interest, school sports and advertising copy, gathered at the Company's district office to be transmitted to the centralized production department for page layout and ad building in both the shopper products and the traditional news product. By composing all products in a central production department, the Company is able also to realize quality assurance. The Company expects to require only limited additional equipment and production personnel as it opens a reasonable number of new markets.

         At the present time, the Company contracts with The Tallahassee Democrat, a Knight Ridder company, for printing of its products.

COMPETITION-

         The Company currently has shopper products in two markets, Grady County and Crisp County, Georgia and the first zoned edition of its traditional news product in the Grady County market. A second zoned edition of the traditional news product is planned for publication on October 5, 1997 in Crisp County. The Company's shopper products compete with other shopper products in those markets and with the daily or weekly newspaper for commercial and business advertisers.

         The Cairo Messenger is Grady County's weekly hometown, locally owned general newspaper founded in 1911. The Buyer's Guide is a shopper product owned by Thompson Newspapers in Thomas County adjacent to Grady County, which also publishes The Times Enterprise, a general daily newspaper in Thomas County. Both the Thompson Newspapers products vie with the Company and the Cairo Messenger for advertisers and subscribers. The Company's Grady County shopper product and zoned traditional news product compete for business and commercial advertisers (and subscribers for the traditional news product) in the Thomas County market. The Company believes the Cairo Messenger has less than twenty percent market penetration and its circulation is falling, although exact numbers are not made available by that company. The Thompson Newspapers products dominate the Thomas County market and the Company believes they have negligible distribution in Grady County, although The Times Enterprise has recently expanded its coverage of Grady County news. The Company's combined distribution of its shopper product and traditional news products give the Company virtually total penetration of the Grady County market and a significant presence in the Thomas County market.

         The Cordele Dispatch, a general newspaper, and Buyer's Guide, a free weekly shopper product are both owned by Thompson Newspapers. Thompson's two products have an estimated combined market penetration of twenty-five percent and their circulation has been dropping for the past four years. The Company has been able to introduce the Crisp Area Penny Saver into the Crisp County market very successfully, filling the void left by the closure of the Gray Communications Systems, Inc.'s shopper product, and expects to be successful with the Crisp County zoned edition of The Sunday South Georgia Chronicle through its strategy of linking the advertising rates between it shopper product and traditional news product. The parent of Thompson Newspapers is a $7 billion, world wide company, however, and could become an aggressive competitor. Recently, several former personnel of The Cordele Dispatch started publication of the Tri County Informer, a traditional weekly news product in Cordele. The Company has had several rounds of discussions with successive management of that product, but has terminated its interest in an acquisition. The Company believes the Tri County Informer is not adequately capitalized and its has missed publication of three issues.

         Albany, Georgia is sixty miles to the North of Grady County and is thirty-one miles to the Southwest of Cordele. Gray Communication Systems, Inc. publishes a daily paper named The Albany Herald. The Albany Herald is sold in coin racks in Grady County and Crisp County; but, enjoys very little readership in the Company's market areas. Tallahassee, the location of Florida's state capital, is thirty-five miles to the South of Grady County. Tallahassee is served by a daily, general newspaper owned by Knight Ridder, The Tallahassee Democrat. The Tallahassee Democrat has subscribers in Grady County and also is sold in coin racks at several area retailers. The Atlanta Journal Constitution, Georgia's largest newspaper, is published by Cox Communications. The Atlanta Journal Constitution is sold by subscription and at a few retailers in Grady County and Crisp County; but the Company believes it has less than a three percent market share in the Company's market areas. None of these products carry news of local interest to Grady County or Crisp County residents nor do they attempt to sell advertising to local businesses or subscriptions to local readers.

         It is the Company's intention to avoid head-to-head competition with both well-established and major newspaper publishing organizations with newspapers in Southwest Georgia, which are Thompson Newspapers, Gray Communications Systems, Inc. and Gannett Co., Inc., all of whom have products in various Southwest Georgia markets, in those cases where such a company has a strong or dominant local product.

         The Company's competition for advertising sales and classified advertising is not limited strictly to print media. Radio and television media also serve the immediate markets which are served by the Company's products. But print and electronic broadcast media are not generally viewed as being mutually exclusive to advertisers and generally overlap to a significant degree in advertiser usage. Accordingly, no general or specific discussion of electronic broadcast media is included.

LITIGATION-

         In the ordinary course of business, the Company becomes involved in litigation from time to time, primarily collections matters. At the date of this Prospectus, the Company is involved in the following litigation, which is not in the ordinary course of business.

         The Company (under its former name) filed suite in May 1997 against Helen Patain and four other defendants, all of whom were former employees of the Company, in Crisp County Superior Court, Civil Action No. 97V-166, seeking an injunction against use by the defendants of confidential and proprietary information allegedly taken by the defendants from the Company when they terminated their employment and initiated publication of a rival shopper product. The defendants filed a counter claim against the Company seeking damages for the Company's inadvertent continuation of the old masthead for several issues of the Crisp Area Penny Saver which listed Mrs. Partain and the others as manager and staff of that publication. The Court entered an injunction in favor of the Company. The Company is seeking compensatory and punitive damages against the defendants, the amount of which will be determined by the Court following resolution of an appeal now pending by the defendants. The State of Georgia has obtained a two count indictment for computer theft and computer tampering against a fourth former employee who was involved in this matter.

         Michael and Melinda Bartoszewicz filed suite in December 1996 against the Company in Grady County Superior Court, Civil Case No. 96V-619, alleging breach of contract in the Company's acquisition of "Design Ideas", a proprietorship which the plaintiffs operated and continued to operate as a division of the Company after the acquisition, and seeking damages. The Company fired the plaintiffs upon its discovery that billings after the acquisition were only a fraction of billings represented prior to the acquisition and with suspicion the plaintiffs were secretly performing services for and billing their former clients. The plaintiffs recovered, pursuant to court order, the equipment which they sold to the Company. The Company is vigorously defending the suite. In the opinion of counsel, the plaintiff's have little probability of recovery of damages against the Company.

OFFICES, EQUIPMENT AND PERSONNEL-

         The Company owns a 25,000 square foot office/warehouse in Cairo, Georgia, the county seat of Grady County. All executive, editorial and composition/production activities for all of the Company's existing and planned products and advertising sales for the South Georgia Chronicle and The Sunday

South Georgia Chronicle are and will be located at the Cairo facility. The Company has a yearly lease expiring April 1998 for a 1,500 square foot district office in Codele at a cost of $500.00 per month. The Company's Cairo facility is expected to be sufficient for the Company's planned growth. The Company's district office in Cordele, while now solely devoted to advertising sales, will adequately accommodate additional personnel required by the planned The Sunday South Georgia Chronicle - Crisp County edition. The Company will require a comparable district office in each market into which it expands its operations. In October 1996, the Company purchased an 11,000 square foot warehouse in Cairo, which it then intended to convert into offices, but which it is now offering for sale at the Company's cost.

         The Company has made a major commitment to state-of-the-art computer hardware and publishing software. The Company owns a sixteen work station computer network and a central file server expandable to fifty user work stations with a 10-T based ether talk INA system. Installed technology allows full pagination of all products with simplified transport by "zip disk" to the printer. Color proofing and scanning equipment has been installed which eliminates most darkroom procedures. The Company has installed a computer hard drive array which has the capacity for storing of years' worth of customer advertising materials for future use. The Company's products are currently printed at the plant of The Tallahassee Democrat. An independent consultant has evaluated the feasibility and effectiveness of the Company acquiring a printing press for installation at the Company's headquarters. The consultant's evaluation concludes the Company could achieve significant cost savings in printing with its own press operation. The Board of Directors has authorized management to pursue acquisition of a six unit web press, subject to the availability of funding for the purchase or lease.

         The Company currently has twenty-five full time employees. Mr. Whitman, the Company's president, is the publisher of all the Company's products. Mrs. Whitman is the advertising sales director for the Company's Grady County products. The Company employs a general manager, five display advertising sales representatives, two classified/legal advertising sales representatives, two photo journalists, one circulation manager, one route delivery person, one editor, one production supervisor, two secretary/bookeepers, five compostion/graphic designers, one accountant and one receptionist. The planned intorduction of the Crisp County edition of The Sunday South Georgia Chronicle will require the addition of and editor (who also will serve as advertising sales manager for the Crisp County market) and a local news and school sports reporting staff. The shopper products require only sales representatives. Each expansion zone of the traditional news product requires an editor, reporting staff and advertising sales representatives in each of its expansion markets. In the markets in which the Company publishes both products, the editor will act as advertising sales manager and the advertising sales representatives will represent both products. Accordingly, the Company will require the addition of appropriate personnel in each market into which it expands, if any.

                                   MANAGEMENT

         The names, ages and terms of office of directors and executive officers of the Company are set forth in the following table:

Name                  Age   All positions with Company           Director since
----                  ---   --------------------------           --------------
J. Russell Dalton     50   Director and General Manager                    1997
Ronald L. Mallett     48   Director and Treasurer                          1997

Jackson L. Morris     53   Director and General Counsel                    1996
John V. Whitman, Jr.  38   Director and President                          1996
Marsha B. Whitman     40   Secretary and Grady County Sales Manager        1996

         Mr. and Mrs. Whitman are husband and wife. Each director is elected by holders of a majority of the Common Stock to serve for a term of one year and until his successor is elected and qualified, which is generally at the annual meeting of stockholders. Non-management directors are paid an annual cash fee of $500 and common stock purchase options for their services as directors. See, "Common Stock Purchase Options". Officers serve at the will of the board. The Company may indemnify directors and officers against damages which qualify, in the opinion of the disinterested members of the board, for indemnification under Georgia law and the Company's Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to Georgia law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         J. Russell Dalton, is a director and General Manager of the Company on a full-time basis. He joined the Company in April 1997. For the period of more than five years preceding his employment by the Company he was the general manager of hotel and motel properties: Holiday Inn of Thomasville, Georgia, the Days Inn of Bakersfield, California, Days Inn at Los Angeles International Airport, Days Inn in Palmdale, California, Pacific Shores Hotel in Santa Monica, California and Best Western Inn in Bakersfield, California. Mr. Dalton is a certified hotel administrator by the Educational Institute of the American Hotel & Motel Association. He attended the University of Kansas.

     Ronald L. Mallett, a director since May 1997 and the treasurer since August 1, 1997 of the Company is a Vice President and the General Manager of Thigpen Heating & Cooling, Inc. of Jacksonville, Florida, employment which he started in June 1997. From 1990 to June 1997, Mr. Mallett was a vice president of Certified Air Contractors, Inc. of Jacksonville, Florida. Both Thigpen Heating & Cooling, Inc. and Certified Air Contractors, Inc. are regional heating, air conditioning and refrigeration contractors with annual sales of approximately $4 million and $3 million, respectively. Mr. Mallett's duties with each company include sales and operations. Mr. Mallett is a member of the Occupational License Tax Equity Study Commission, a post appointed by the mayor of Jacksonville, Florida, for one year beginning 1995. From 1990 to 1995, Mr. Mallett was the president Jacksonville Air Conditioning Contractors Association and in 1990 and 1991 he
was a member of the board of the American Subcontractors Association, North Florida Chapter. Beginning in 1994 to the present Mr. Mallett has served on several committees of the Associated General Contractors of North Florida and was elected to the board of that organization in 1996. Mr. Mallett retired from the U.S. Marine Corps in 1990 with the rank of Captain after twenty-three years of service. Mr. Mallett earned a B.S. degree in occupational education (1985) from Southern Illinois University.

     Jackson L. Morris, Esq., a director and general counsel of the Company since inception, is an attorney in private practice since 1992. He practiced law in Tampa and St. Petersburg, Florida with the law firm of Harris, Barrett, Mann & Dew in 1991 and 1992. Mr. Morris was a founding member of the St. Petersburg, Florida law firm of Greene & Mastry, P.A. in 1984, practicing law with that firm until 1991 and with its predecessor from 1982 to 1984. Mr. Morris' law practice has been primarily in the areas of general corporate, securities and contract law. Mr. Morris is a member of The Florida Bar, The State Bar of Georgia (inactive) and The District of Columbia Bar. He is admitted to practice before the United States Tax Court and Supreme Court of the United States of America. Mr. Morris earned a B.A. degree in economics (1966) and a Juris Doctor degree
(1969) from the Emory University in Atlanta, Georgia and a L.L.M. degree in federal taxation (1974) from Georgetown University Law Center.

         John V. Whitman, Jr., is the founder, director and president of the Company since inception. In February and March 1996, Mr. Whitman was planning for a business which became the Company. From September 1, 1995 into February 1996, Mr. Whitman was the President of Southwest Georgia Shoppers, Inc., a subsidiary of Gray Communications Systems, Inc., a New York Stock Exchange listed company, (trading symbol GCS) which had purchased the assets of Phillips Publishing, Inc. owner of the Tallahassee Advertiser, The Add Sheet, The South Georgia News and Shopper and The Gadsden News and Shopper. During his brief tenure with Southwest Georgia Shoppers, Inc., Mr. Whitman was assigned the additional responsibilities of president of the Rockdale Citizen Publishing Company, the owner of the Gwinnett Daily Post and The Rockdale Citizen. Mr. Whitman was the vice president and publisher of Phillips Publishing, Inc. from October 1992 to August 1995. Mr. Whitman founded The South Georgia News and Shopper and The Gadsden News and Shopper for Phillips Publishing, Inc. Mr. Whitman managed thirty-eight full time and forty-three part time employees and exercised full management and financial responsibility for Phillips Publishing, Inc.'s operations. He also served as a consultant and motivational speaker to other Phillips publishing divisions. For seven months in 1992, Mr. Whitman was employed by Southeast Publishing Ventures in the capacity of District Manager, in which he launched a new housing guide for the Treasure Coast of Florida and turned around a new housing guide for the Orlando, Florida market. In 1991 and 1992, Mr. Whitman was engaged in consulting in the publishing industry and efforts to acquire a print media company for his own account. Mr. Whitman attended Hillsborough Community College and the University of South Florida.

         Marsha  B.  Whitman,   secretary  of  the  Company  and  the  Company's
advertising sales manager of the Company's Grady County publications since inception. From 1993 to her employment by the Company, Mrs. Whitman was the advertising sales manager of the South Georgia News and Shopper, a weekly shopper product started in Cairo by Mr. Whitman when he was the vice president of Phillips Publishing, Inc. Prior to 1993, Mrs. Whitman was a full time house wife and, before that, worked for five years as a group travel agent.

                             MANAGEMENT COMPENSATION

         The Company did not pay any compensation to Mr. Whitman, the president and chairman, and Mrs. Whitman, the secretary and an advertising sales manager, during the period from inception to September 30, 1996 and has not and will not pay any compensation during the fiscal year ending September 30, 1997. The Company plans to begin paying Mr. Whitman a salary of $85,000 per year beginning October 1, 1997 and Mrs. Whitman sales commissions of ten percent of her personal advertising sales revenues beginning October 1, 1997, which are estimated at approximately $45,000 in commissions based upon her sales for the nine months ended June 30, 1997. The Company intends to implement a benefits package, including health insurance, for its employees, which will include Mr.

and Mrs. Whitman. The Board of Directors awarded Mr. and Mrs. Whitman common stock purchase options to purchase 125,000 shares of Common Stock at an exercise price of $.50 per share which are exercisable for a period of five years from the date of issue on August 15, 1997. Furthermore, Mr. and Mrs. Whitman purchased, pursuant to a subscription note, on August 1, 1997, 7,500,000 shares of Convertible, Voting Preferred Stock for an aggregate price of $7,500 as an incentive for their past and future dedication to the business and affairs of the Company and as an assurance of their continued control over the Company. See, "Description of Securities-Convertible, Voting Preferred Stock".

         The Company issued 50,000 shares of its Common Stock to Mr. Dalton as a signing bonus for accepting the position of general manager. The Company issued 20,000 to Mr. Dalton and 50,000 shares to Mr. Mallett for agreeing to become directors of the Company.

COMMON STOCK PURCHASE OPTIONS-

         The Company has approved the issue of Common Stock Purchase Options ("Options") to directors on September 30, 1997 as compensation for services, as presented in the following table. The options issuable to directors will be exercisable for five years beginning September 30, 1997 at a price equal to seventy percent of the average of the bid and asked price on the day prior to issue, unless the shares subject to the options are registered pursuant to the Securities Act of 1933, in which event the exercise price will be equal to such average. The Company has issued options to Mr. and Mrs. Whitman. See, "Management Compensation".

Name of option holder:                                         Number of options
----------------------                                         -----------------
J. Russell Dalton (1)                                                     10,000
Ronald L. Mallett (1)                                                     10,000
Jackson L. Morris (1)                                                     10,000
John V. Whitman, Jr. (1)                                                  10,000
John V., Jr. and Marsha B. Whitman (2)                                   125,000
----------------------------------------------------------------
(1) Director's compensation to be issued on or after September 30, 1997.
(2) Management compensation previously issued.

                            EMPLOYEE STOCK BONUS PLAN

         The Company has reserved thirty thousand shares of its Common Stock for issue at the end of the first thirty six months of operations in equal shares to the Company's original full time employees who remain employed by the Company at the end of that term. At the date of this Prospectus, Timothy Hale, the Company's Editor of the Grady County edition of The Sunday South Georgia Chronicle, is the only such employee remaining eligible to participate in the bonus plan. Mr. and Mrs. Whitman and Mr. Morris are not eligible to participate in the bonus plan.

                 CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

         At inception before the Company began its business, Mr. and Mrs. Whitman contributed cash, certain equipment, primarily photo equipment and office furniture, and lists of advertisers to the Company in an aggregate amount and value of $233,750 in exchange for an aggregate of 6,600,000 shares of the Company's Common Stock, as adjusted for subsequent stock splits. The equipment has been valued at Mr. and Mrs. Whitman's cost less depreciation. The independent members of the initial board determined that the valuation of the equipment and list of advertisers is fair and reasonable and does not exceed the price the Company would have paid an unrelated third party for comparable items.

At the time of the contribution, the Company had no business, assets or operations. The Company deems it as unlikely that any nonaffiliated person or person who was not a founder of the Company would have contributed any such value to the Company for the purchase of its Common Stock under the circumstances which existed at the date of Mr. and Mrs. Whitman's contribution.

         The Company advanced to Mr. and Mrs. Whitman the aggregate amounts of $99,132 during the period from inception to September 30, 1996 and $134,459 from October 1, 1996 to June 30, 1997 and will continue advances in comparable monthly amounts through September 30, 1997. The advances are carried on the Company's balance sheet as advances to stockholders. The Company does not expect to continue making advances to Mr. and Mrs. Whitman after September 30, 1997. Promptly after September 30, 1997, Mr. and Mrs. Whitman will execute a promissory note to the Company for the aggregate amount of all advances, which will bear interest from the date of each such advance until repaid at a rate of nine percent per annum. Mr. and Mrs. Whitman will be required to repay the promissory note solely out of proceeds from the sale of their Shares which are offered by this Prospectus, if and when sold by them. The Company would not have lent these sums to other employees or nonaffiliated persons under any circumstances. See, "Selling Stockholders".

         The Company sold  7,500,000  shares of  Convertible,  Voting  Preferred
Stock, $.001 par value per share, to Mr. and Mrs. Whitman for an aggregate consideration of $7,500. Mr. and Mrs. Whitman were permitted to purchase the preferred stock as a reward for their past devotion to the Company, refusal to take compensation during the period from inception (April 5, 1996) to September 30, 1997, as an incentive for their continued devotion to the business and affairs of the Company in the future and as assurance of their continuation of control over the Company. The Company believes that the price at which the Preferred Stock was sold to Mr. and Mrs. Whitman is fair and reasonable in view of the condition to conversion, the low dividend and the low liquidation preference.See, "Description of Securities-Convertible, Voting Preferred Stock".

         Mr. and Mrs. Whitman, on their personal credit, purchased a new 1995 one ton Chevrolet short chassis truck which has been extended to accommodate an enclosed box required by the Company's business and a new 1996 Geo Prism two door sedan automobile. The truck and the automobile are used exclusively in the Company's business. The Company pays the financing charges directly to unaffiliated finance companies, the insurance to an unaffiliated company and the license tag and taxes for the account of Mr. and Mrs. Whitman in the nature of rental or lease payments to the for use of these vehicles by the Company. The Company does not make any other payments to Mr. and Mrs. Whitman for use of the vehicles. The Company would not have been able to purchase these vehicles on its own limited credit history; but, believes that it could not have obtained any better credit terms in the event it had been able so to do.

         In June 1996, Mr. Morris and Paul Parramore, Jr. (a former director of the Company and a principal stockholder), together with Mr. and Mrs. Whitman, personally cosigned a one-year loan from a bank in the original principal amount of $60,000. Mr. Morris and Mr. Parramore each were issued 300,000 shares, as adjusted for subsequent stock splits, as consideration for their respective signatures. The bank has renewed the loan with continuation of the cosigners for a second year and has an outstanding balance of $55,000 at the date of this Prospectus. The Company believes that it would have had to issue a greater number of shares to a nonaffiliated person to obtain such cosigners, if any such cosigners could have been obtained from any nonaffiliated party.

                             PRINCIPAL STOCKHOLDERS

         The names of directors and officers and the name of each person who owns legally and beneficially more than five percent of the Company's issued and outstanding Common Stock at the date of this Prospectus, the address of each such person, the number of shares which each owns and the percentage of the Common Stock represented by such shares, before and after the Offering (assuming all Shares are sold) is set forth in the following table. See, "Selling Stockholders".

                                                          Number of Shares                    Percentage(4)
                                                 -------------------------------   -------------------------------
        Name and Address                         Before Offering  After Offering   Before Offering  After Offering
-------------------------------                  ---------------  --------------   ---------------  --------------
J. Russell Dalton (1)(2)                                80,000        10,000              -*-               -*-
J.  Stuart Grant                                       916,920           -0-             6.50               -0-
     Apt. # 5, 3025 Los Altos Drive
     Largo, Florida 33770
Ronald L. Mallett (1)(2)                                60,000        10,000              -*-               -*-
Jackson L. Morris (1)(2)                               910,000       910,000             6.45              6.45
Paul Parramore, Jr.                                    864,000       614,000             6.12              4.35
     1292 Platt Avenue, S.E.
     Cairo, Georgia 31728
John V., Jr. & Marsha B. Whitman (1)(2)(3)(4)        6,382,080     5,882,080            45.23             41.69
     Common Stock
All Directors and Officers, as a group (2)(3)        7,432,080     6,812,080            52.68             48.28
        (4 persons)

-------------------------------------------------------
* Less than one percent.
(1) Mr. Dalton, Mr. Mallett, Mr. Morris and Mr. & Mrs. Whitman's addresses are the address of the Company.
(2) Includes 10,000 shares issuable upon exercise of common stock purchase options which are issuable on September 30, 1997 and immediately exercisable. See, "Common Stock Purchase Options".
(3) Includes 125,000 shares issuable upon exercise of common stock purchase options which are immediately exercisable. See, "Management Compensation" and "Common Stock Purchase Options".
(4) Does not include the 7,500,000 shares of common stock issuable pursuant to conversion of 7,500,000 shares of Convertible, Voting Preferred Stock which cannot be converted until certain conditions have been satisfied. The preferred stock has one vote per share on all matters submitted to a vote of stockholders. Accordingly, Mr. and Mrs. Whitman have a right to vote 64.73 percent of voting shares outstanding before the Offering and 62.41 percent of voting shares outstanding, assuming all shares they have included in the Offering are sold. See, "Description of Securities-Convertible, Voting Preferred Stock."

                            DESCRIPTION OF SECURITIES

         The Company is authorized to issue thirty-five million shares of Common Stock and 7,500,000 shares of Preferred Stock. Both the Common Stock and the Preferred Stock have equal voting rights on a share for share basis.

         COMMON STOCK. The authorized Common Stock of the Company consists of thirty-five million shares, no par value per share. A total of 13,913,865 shares of Common Stock are issued and outstanding at the date of this Prospectus. Holders of the Common Stock, which includes the Shares, (i) have equal and ratable rights with all holders of issued and outstanding Common Stock to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably with holders of issued and outstanding Common Stock in all of the assets of the Company available for distribution to holders of Common Stock, after distribution of the liquidation preference on the Preferred Stock, upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights; (iv) have no redemption or sinking fund provisions applicable thereto; and (v) have one vote on election of each director and other matters submitted to a vote of stockholders. All shares of Common Stock outstanding are, and those sold pursuant to this Prospectus when issued and delivered against payment therefore, will be, duly authorized, legally issued, fully paid and non-assessable. Each holder of Common Stock has a preemptive right to purchase such number of shares in any offering, which is subsequent to the offering in which he or she acquired his or her shares, as is determined by dividing the number of his or her shares by the number of shares issued and outstanding at the beginning of such subsequent offering. The initial holders of the Company's Common Stock have not exercised their preemptive rights with respect of subsequent offerings. The holders in the second offering by the Company may have the right to exercise their preemptive rights; except all such holders have been affored an opportunity to purchase shares in the third offering and have purchased either a limited number of shares or declined to purchase any additional shares. The Board of Directors is expected to recommend an amendment to the Articles of Incorporation, as amended, which if approved, will eliminate preemptive rights.

         CONVERTIBLE, VOTING PREFERRED STOCK. The authorized preferred stock of the Company consists of 7,500,000 shares of Convertible, Voting Preferred Stock, par value of $.001 per share, ("Preferred Stock"). The Preferred Stock has (i) a liquidation preference over the Common Stock equal to par value (totaling $7,500), (ii) a right to receive non cumulative dividends in an amount of $.0001 per share prior to the payment of any dividends on the Common Stock [totaling $750 per year], (iii) is convertible share for share into an aggregate of 7,500,000 shares of the Company's common stock subject to fulfillment of such conditions precedent as the Board of Directors may establish in connection with its approval of the issuance and sale of the Preferred Stock and provided that convertibility into Common Stock shall expire in the event the original holder transfers the Preferred Stock for value prior to the conversion thereof, and
(iv) has the right to cast, in pari passu with the issued and outstanding Common Stock, and not as a separate class, in any matter and on any question submitted to the holders of the Company's common stock for approval or ratification, one vote per share. All of the authorized Preferred Stock has been issued to Mr. and Mrs. Whitman. The Board of Directors has provided that the Preferred Stock cannot be converted into Common Stock until after the Company has initiated publication of two zones of The Sunday South Georgia Chronicle in two markets other than Grady County. All of the Preferred Stock has been sold to Mr. and Mrs. Whitman.

         DIVIDENDS. Dividends on the Common Stock and the Preferred Stock can be paid lawfully only out of current and retained earnings and surplus of the Company, when, as and if declared by the Board of Directors. In any year dividends are declared and paid on the Common Stock, dividends must be first paid on the Preferred Stock, the aggregate amount of which would be $750. The Company has not declared or paid any dividends on the Common Stock or the Preferred Stock and there is no assurance dividends will be paid in the foreseeable future. The payment of dividends in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other factors which the board of directors deems relevant. The Company does not expect to pay cash dividends within the next five years based upon its plan to invest its profits, if any, in expansion of the Company's shopper products and community news products.

         TRANSFER   AGENT.   The  Company  has  engaged  Atlas  Stock   Transfer
Corporation, Salt Lake City, Utah to act as its transfer agent and registrar for the Common Stock.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder who owns less than one percent of the issued and outstanding Common Stock of the Company before the Offering and who is registering all of such Shares for sale in the Offering and will own no Shares after the offering, assuming the sale of all the Shares. The total number of Shares included in the offering by these Selling Stockholders is 3,713,675 Shares.

Name of Selling Stockholder                                             Number of Sheres to be sold
---------------------------                                             ---------------------------
Aronne, Al                                                                        80,000
Ayres, Margaret                                                                   22,500
Ball, Donald M. & Judith E.                                                       45,000
Bauerle, Charles                                                                  75,000
Bell, Bruce                                                                       40,000
Berenson, Daniel                                                                  11,000
Bishop, Fraser                                                                    18,600
Boaz, Keith                                                                       10,000
Brant, Steven H.                                                                   2,000
Broadbelt, Susanne                                                                45,000
Brothers, Kathleen M.                                                             48,580
Borwn, Jack & Juanita                                                             30,000
Buscarello, Charles                                                               10,000
Cardelle, Don                                                                     10,000
Carpenter, Frank A. & Michele Westmoreland                                        55,000
Casperson, Russel                                                                 36,000
Cedarleaf II, Jack S.                                                             20,000
Cronin, John                                                                       5,000
Cronin, John E. & Mary Rita                                                       10,000
Culpepper, Robert                                                                  4,000
Culpepper, Karen                                                                   4,000
Dalton, James R. *                                                                70,000
Deighan, Thomas J. & Bonnie J.                                                    20,000
Delaware Charter Guarantee & Trust f/b/o Jeffrey R. Nowicki                       45,000
Delaware Charter Guarantee & Trust f/b/o Hosea E. Taylor                          20,000
Demetroulakos, Elaine                                                            100,000
Demetroulakos, Pam                                                               100,000
Drouhard, John                                                                    25,000
Dryden, George W.                                                                 40,000
Eastman, Esmeralda                                                                29,280


                                       27


Elrod, William Lee                                                                   400
Emrich, John                                                                      76,000
Eunis, Esther                                                                     90,000
Evink, Kelly                                                                       6,000
Federal Industrial Services                                                       60,000
Finley, Dr. John                                                                  26,000
Fox, Carrie L. or Linda B.                                                        20,000
Fox, Linda                                                                         3,000
Garrett, Thomas L.                                                                10,000
Gaziano, Angelo N.                                                                53,000
Gilmer, W. Gerald                                                                  3,000
Grabarkiewicz, Leonard H.                                                          8,000
Greenberg, Troy                                                                   12,000
Hagan, Daniel                                                                     20,000
Hahn, Marshall S.                                                                 16,000
Hale, Timothy **                                                                  40,000
Hamilton, Marshall                                                                36,000
Hardy, Gerald or Patricia                                                          5,000
Hawkenson, Allan                                                                  10,000
Hocke, Stephen Lee                                                                45,000
Hocke, Steven L. & Georgia C.                                                     40,000
Hoffman, Arthur                                                                    6,000
Hoppe, George & Marlene                                                           20,000
Hughes, Tamra                                                                     20,000
J & J Components, Inc.                                                            45,000
Jenkins, Winafred Avery                                                          100,000
Jones, David                                                                     100,000
Kang, Thomas                                                                       1,000
Kjome, Todd                                                                       20,000
Knox, Susan E. & Laura Nicole                                                     15,000
Kuck, Edward L. & Eleanore G.                                                     20,000
LaBarbera, Donna C.                                                               45,000
Laufenberg, Roger L.                                                              44,000
Lee, Wook                                                                          1,000
Lewek, Frank                                                                      27,200
Lindbloom, Gene                                                                   10,000
Looney, Jacqueline L.                                                             45,000
Lynch, Edward C. & Elizabeth A.                                                   20,000
Malik, Gina                                                                       32,000
Mallett, Ronald L.                                                                50,000
Mannix, Sylvia                                                                   100,000
Mayer, Robert                                                                     20,000
Marshall, William                                                                 20,000
McCarthy, Sandra G. & Thomas D.                                                   40,000
McCluskey, Billy J. & V. Colene                                                   90,000
McCluskey, Stephen R. & Carol L.                                                  51,000
McCurdy, Greg                                                                     18,000
McQuaide, Maxine                                                                  40,000
Murtaugh, Brian                                                                    2,280
Mudra, Darrell E. & Sandra M.                                                      2,000
Nowicki, Jeffrey R.                                                                6,000
O'Keefe, Sandra C. & Christopher                                                  20,000
Osborne, Mark                                                                     10,000
Overstreet, Henry Ronald                                                          20,000


                                       28


Paczkowski, Clem                                                                  63,000
Paglia, Yvonne                                                                    20,000
Pak, Michael                                                                       2,000
Pankey, Homer R. & Patricia R.                                                     2,000
Partain, Helen                                                                    25,000
Patterson, Stephen                                                                40,000
Perrone, David A. & Sonia H.                                                       4,000
Perrone, David A.                                                                  4,000
Plewe, Waldon                                                                     80,000
Potthoff, Jeanne E.                                                                1,000
Potthoff, Paul                                                                    30,000
Printz, James W.                                                                  45,000
Reopelle, Beth A.                                                                 45,000
Ritola, Matt J.                                                                   90,000
Ritola, Stephen                                                                   67,500
Rose, Albert J. or Susan M.                                                       11,000
Rybowicz, Adam                                                                    20,000
Sanchez, Juanita B.                                                                2,000
Santucci, John                                                                     5,000
Scheel, Leo                                                                       14,000
Shlyonsky, Harry                                                                   2,100
Shores, Charles B.                                                                45,000
Shrader, Jr., Roy                                                                 90,000
Singletary, Shelton                                                                  400
Sowell, James A. & Linda J.                                                       20,000
Sym, Jonathan                                                                     34,150
Tague, Dorsey                                                                     49,000
Taylor, Brian                                                                     24,240
Taylor, Harriet & Hosea                                                           32,000
Thomas, Thurma or Jack Rossman                                                     4,000
Thornton, Robert D. & Jean R.                                                      8,000
Tung, Hsue                                                                        23,845
Wagner, Susan Kay                                                                  4,000
Wharton, Helen                                                                    45,000
Williams, Howard J.                                                               24,600
Wilson, Linda S.**                                                                 6,000
Windels, Carl O.                                                                  20,000
Wood, Stephen                                                                     10,000
-------------------------------------------
*Director or officer of the Company.  See, "Management."
**Employee of the Company other than management.


         The following table sets forth the name of each Selling Stockholder who owns more than one percent of the issued and outstanding Common Stock of the Company before the Offering, the number of Shares included in the Offering and the percentage of such Common Stock the Selling Stockholder owns before the Offering and will own after the Offering, assuming the sale of all the Shares included in the offering. The total number of Shares included in the offering by these Selling Stockholders is 2,969,110 Shares.

                                                                                          Percent of Class(1)
                                                                            Number of     --------------------
                                                            Number of        Shares        Before      After
Name of Selling Stockholder                              Shares owned (1)  to be Sold     Offering    Offering
---------------------------                              ---------------- ------------    --------- ----------
Robert Fitting                                                 160,000      160,000          1.1         -0-
J. Stuart Grant                                                916,920      916,920          6.5         -0-
Mr. & Mrs. William C. Noble                                    382,190      382,190          2.7         -0-
Paul Parramore, Jr.                                            864,000      250,000          6.2         4.4
Mark Scheel                                                    200,000      200,000          1.4         -0-
Kim Sym                                                        200,000      200,000          1.4         -0-
Mr. & Mrs. John V. Whitman, Jr. (2)                          6,247,080      500,000         45.1        41.2
Janet Yaron                                                    360,000      360,000          2.6         -0-

---------------------------------------------------------------
(1) Does not include Common Stock issuable upon exercise of Common Stock Purchase Options.
(2) Director or officer of the Company. See, "Management".

                             DISTRIBUTION OF SHARES

         The Selling Stockholders are offering the Shares for their own accounts. The Company has prepared the registration statement and is paying the costs of the registration statement of which this Prospectus is a part. The Company is solely responsible for the content of the registration statement and of this Prospectus. The Company has not engaged an underwriter for the Offering made by the Selling Stockholders. The Selling Stockholders have advised the Company that none of them have engaged an underwriter for the Offering. Generally, the Company expects the individual Selling Stockholders to place their respective Shares in their individual accounts at their own securities brokers and request the entry of sell orders against their stock positions.

         The Selling Stockholder may sell the Shares in open market or block transactions or otherwise in accordance with the rules of the OTC Bulletin Board, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders for whom such broker-dealers may act as agent or to whom they sell as principal or both. Upon any sale of Shares offered hereby, the Selling Stockholders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act, in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

         _______ ("Market Maker") has expressed an interest in becoming a market maker for the Shares and has filed a Form 211 with the OTC Bulletin Board seeking approval to enter buy and sell quotations in that quotation medium for the Shares. The Company has not received any commitment from the Market Maker for the purchase of Shares for its own account or the amount of such purchases, should the Market Maker decide to hold a trading position in the Shares. The Company has been advised that the Market Maker will not be permitted to enter buy and sell quotations on the OTC Bulletin Board until thirty days the Market Maker has made its appearance as a market maker in that quotation medium. Furthermore, no other securities brokers will be able to make an appearance as a market maker in that quotation medium for the Shares until the thirty days mentioned in the preceding sentence has elapsed, even if such securities broker should desire to become an additional market maker for the Shares. There is no assurance the Company will be able to attract interest from any securities broker sufficient for a securities broker to become a market maker in the

Shares. The "penny stock" rules are expected to discourage many securities brokers, who might otherwise have an interest in buying and selling the Shares for their customer or firm's accounts from so doing. See, "Risk Factors-Risks Related to the Offering".

         Pursuant to the provisions under the Securities Exchange Act of 1934, as amended, ("Exchange Act") and the rules and regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Shares during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Shares by the Selling Stockholders.

                        SHARES AVAILABLE FOR FUTURE SALE

         Prior to the Offering, there has not been any public market for the Shares of the Company's Common Stock. Sale of a substantial number of additional shares of Common Stock into the public trading market following the Offering could adversely affect the prevailing market prices for the Common Stock, as a result of an increased supply in the number of shares available for trading.

         Following completion of this Offering, the Company will have outstanding an aggregate of 13,913,865 shares of Common Stock, including the 6,682,785 Shares included this Offering, and Convertible, Voting Preferred Stock convertible, upon satisfaction of a condition, into 7,500,000 shares of Common Stock ("Conversion Stock"). Assuming the conversion of the preferred stock into Conversion Stock, the Company would have a total of 21,413,865 shares of Common Stock outstanding. Prior to the issue of the Conversion Stock, the Company will have 7,231,080 shares and after the issue of the Conversion Stock 14,731,080 shares of Common Stock outstanding owned by affiliates of the Company, which is not included in the Offering and is subject to the volume limitations and manner of sale restrictions of Rule 144 under the Securities Act of 1933 and the Conversion Stock being subject also to a one year holding period requirement of the Rule, beginning on the date of issue of the Preferred Stock of August 1, 1997.

         In general under Rule 144 as currently in effect, a person who is an affiliate of the Company and has owned the shares for at least one year is entitled to sell in "broker's transactions" or to market makers, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the then issued and outstanding shares of Common Stock (139,483 immediately after the Offering and 214,438 following conversion of the Conversion Stock) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company during the ninety days preceding the sale and who has beneficially owned the shares for at least two years would be entitled to sell such shares without having to comply with the manner of sale, volume limitations or notice filing provisions described above.

         No holders of Common Stock subject to Rule 144 have registration rights; however, two out of four such persons are directors of the Company and could propose to the Board of Directors and vote in favor of approving the Company including such shares in a registration statement under the Securities Act of 1933.

         The Company may register additional Common Stock for sale at some point in the reasonable future for the purpose of acquiring additional capital to fund its expansion plans and may continue to sell Common Stock for that purpose in transactions exempt from registration under the Securities Act of 1933. Stock sold in exempt transactions, if any, will be subject to the limitations and restrictions of Rule 144 unless it is subsequently registered under the Securities Act of 1933. The Company may register on Form S-8 155,000 shares of Common Stock issuable upon exercise of Common Stock Purchase Options which have been issued to certain directors of the Company.

                       LEGAL MATTERS AND INTEREST COUNSEL

         The Company will rely on an opinion given by Jackson L. Morris, Esq., Tampa, Florida, as to the legality of the Shares. Mr. Morris is a director of the Company and the holder of 900,000 shares of the Company's Common Stock, none of which are offered for sale by this Prospectus, and 10,000 Common Stock Purchase Options.

                                     EXPERTS

         The Company's financial statements at and for the period ended September 30, 1996 included in this Prospectus and the Registration Statement have been audited by Pender, Newkirk & Company, independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a registration Statement on Form SB-2 (together with all amendments thereto, the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to the Shares offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statements and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the Rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and in each such instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, and at the Northeast Regional Office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10049. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a web site that contains reports, proxy and information statements and other information filed electronically with the Commission at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS
                                                                            Page
                                                                            ----
Independent Auditor's Report on Financial Statements........................
Balance Sheet...............................................................
Statement of Operations.....................................................
Statement of Changes in Stockholders' Equity................................
Statement of Cash Flows.....................................................
Notes to Financial Statements...............................................

                          Independent Auditors' Report

Board of Directors
Chronicle Communications, Inc.
     (formerly JMAR Communications, Inc.)
Cairo, Georgia

We have audited the accompanying balance sheet of Chronicle Communications, Inc. (formerly JMAR Communications, Inc.) as of September 30, 1996 and the related statements of operations, changes in stockholders' equity, and cash flows for the period April 5, 1996 (date of inception) through September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audited in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management,. as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chronicle Communications, Inc. (formerly JMAR Communications, Inc.) as of September 30, 1996 and the results of operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.

/s/ Pender, Newkirk & Company
Pender, Newkirk & Company
Tampa, Florida
July 18, 1997


                                          Chronicle Communications, Inc.
                                       (Formerly JMAR Communications, Inc.)
                                                  Balance sheets

                                                                           September 30, 1996       June 30, 1997
                                                                           ------------------     ------------------
                                                                                                     (unaudited)
ASSETS
Current assets:
     Cash                                                                      $     2,988           $     15,311
     Accounts receivable                                                            61,380                111,144
     Cosigning fees, net of accumulated amortization of $7,083 and                  14,167
     $21,250 at September 30, 1996 and June 30, 1997, respectively             -----------           ------------
Total current assets                                                                78,535                133,455
                                                                               -----------           ------------
Property and Equipment, net of accumulated depreciation                             49,070                279,999
                                                                               -----------           ------------
Other assets:
     Advances to stockholders                                                       99,123                233,582
     Customer lists, net of accumulated amortization                               172,399                120,680
     Other assets                                                                                          30,776
                                                                               -----------           ------------
Total other assets                                                                 271,522                385,038
                                                                               -----------           ------------
Total                                                                          $   399,127           $    798,492
                                                                               ===========           ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Bank overdraft                                                            $    12,611
     Accounts payable                                                               57,060           $     17,687
     Current portion of long term debt                                                                     55,000
     Accrued payroll liabilities                                                    47,803                 44,371
     Other accrued liabilities                                                       5,871                 11,728
                                                                               -----------           ------------
Total current liabilities                                                          123,345                 87,786
                                                                               -----------           ------------
Long term debt, net of current portion                                              60,000                 14,000
                                                                               -----------           ------------
Stockholders' equity:
     Common stock, no par value; 35,000,000 authorized
     9,198,000 issued and outstanding at September 30, 1996                        326,000              1,118,727
     12,858,820 issued and outstanding at June 30, 1997
     Accumulated deficit                                                          (110,218)              (463,021)
                                                                               -----------           ------------
Total stockholders' equity                                                         215,782                655,706
                                                                               -----------           ------------
Total                                                                          $   399,127           $    798,492
                                                                               ===========           ============

                                 See accompanying notes to financial statements.

                                          Chronicle Communications, Inc.
                                       (Formerly JMAR Communications, Inc.)
                                             Statements of Operations

                                                                             Eleven weeks        Nine months
                                      For the period April 5, 1996(inception)    ended              ended
                                               through September 30, 1996    June 30, 1996      June 30, 1997
                                      -------------------------------------- -------------      -------------
                                                                              (unaudited)        (unaudited)

Sales                                                  $         337,384     $     173,942      $     505,714

Cost of sales                                                    333,440           166,987            690,341
                                                       -----------------     -------------      -------------

Gross profit (loss)                                                3,944             6,955           (184,627)
                                                       -----------------     -------------      -------------
Operating expenses
     General and administrative                                  100,266            64,357            156,013
     Interest                                                     13,896               550             12,163
                                                       -----------------     -------------      -------------

Net loss                                               $        (110,218)    $     (57,952)          (352,803)
                                                       =================     =============      =============
Net loss per common share                              $            (.01)    $        (.01)     $        (.03)
                                                       =================     =============      =============
Weighted average common
     shares outstanding                                        8,670,436         8,373,241         10,617,208
                                                       =================     =============      =============


                                 See accompanying notes to financial statements.


                                          Chronicle Communications, Inc.
                                       (Formerly JMAR Communications, Inc.)
                                   Statements of Changes in Stockholders' Equity
                         For the Period April 5, 1996 (date of  inception) to June 30, 1997

                                                                       Common Stock
                                                          ---------------------------------------  Accumulated
                                                                Shares              Amount           Deficit
                                                          ------------------------------------------------------
Stock issued:
   For cash                                                    1,824,360        $    85,100
   For note guarantee                                            600,000        $    21,250
   For equipment                                                 332,400        $    11,771
   For customer list                                           5,841,240        $   206,879
   For legal services                                            600,000        $     1,000

Net loss                                                                                           $   (110,218)
                                                               ---------        -----------        ------------
Balance, September 30, 1996                                    9,198,000        $   326,000        $   (110,218)

Stock issued:
   For cash, net of offering expenses of $170,336              3,247,348        $   615,291
   For consulting fees                                           293,472        $   170,336
   For employee bonuses                                          120,000        $     7,100

Net loss                                                                                           $   (352,803)
                                                              ----------        -----------        ------------
Balance, June 30, 1997                                        12,858,820        $ 1,118,727        $   (463,021)
                                                              ==========        ===========        ============


                                 See accompanying notes to financial statements.

                                           Chronicle Communications, Inc.
                                       (Formerly JMAR Communications, Inc.)
                                             Statements of Cash Flows

                                                       For the period April 5, 1996    Eleven weeks    Nine months
                                                            (inception) through           ended           ended
                                                            September 30, 1996        June 30, 1996    June 30, 1997
                                                       ----------------------------   -------------    -------------
                                                                                       (unaudited)      (unaudited)

OPERATING ACTIVITIES
     Net loss                                               $       (110,218)            $ (57,952)      $ (352,803)
     Adjustments  to reconcile  net loss to net
     cash  provided by (used in) operating
     activities:
          Depreciation and amortization                               45,706                19,341           84,197
          Legal fees paid with stock                                   1,000                 1,000
          Increase (decrease) in:
               Accounts receivable                                   (61,380)              (68,795)         (49,764)
               Other assets                                                                                 (37,776)
               Accounts payable                                       57,060                95,485          (39,373)
               Accrued liabilities                                    53,674                14,649            2,425
                                                            ----------------            ----------        ---------
     Total adjustments                                                96,060                61,682          (40,309)
                                                            ----------------            ----------        ---------
     Net cash provided (used) by operating activities                (14,158)                3,730         (393,112)
                                                            ----------------            ----------        ---------
INVESTING ACTIVITIES
     Purchase of property and equipment                              (41,442)              (38,999)        (249,222)
                                                            ----------------            ----------        ---------
FINANCING ACTIVITIES
     Advances to stockholders                                        (99,123)              (77,287)        (134,459)
     Bank overdraft                                                   12,611                                (12,611)
     Proceeds from issuance of note payable                           60,000                60,000           14,000
     Payment on note payable                                                                                 (5,000)
     Proceeds from issuance of stock                                  85,100                55,100          792,727
                                                            ----------------            -----------        --------
     Net cash provided by financing activities                        58,588                37,813          654,657
                                                            ----------------            -----------        --------

NET INCREASE IN CASH                                                   2,988                 2,544           12,323
                                                            ----------------            -----------        --------

CASH AT BEGINNING OF PERIOD                                                0                     0            2,988
                                                            ----------------            -----------        --------

CASH AT END OF PERIOD                                       $          2,988            $    2,544        $  15,311
                                                            ================            ===========       =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION AND NONCASH INVESTING AND
FINANCING ACTIVITIES
     Cash paid during period for interest                   $          1,582            $        0        $   6,941
                                                            ================            ===========       =========

         During the period ended June 30, 1996 and September 30, 1996, the president and majority stockholder of the Company contributed equipment of $11,771 and customer lists of $206,879 to the Company in exchange for stock and the Company capitalized $21,250 of loan cosigners' fees. During the period ended June 30, 1997, the Company issued 293,472 shares of stock to consultants for services rendered in connection the sale of stock.

                                 See accompanying notes to financial statements.

                         CHRONICLE COMMUNICATIONS, INC.
                      (Formerly JMAR Communications, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
(Information at June 30, 1997 and for the eleven weeks ended and at June 30,1996 and nine months ended and at June 30, 1997 is unaudited.)

1.      BACKGROUND INFORMATION

Chronicle Communications, Inc. (the Company), a Georgia corporation, was incorporated on April 5, 1996 as JMAR Communications, Inc. The Company subsequently changed its name to Chronicle Communications, Inc. on July 30, 1997. The Company is a publisher of two weekly shopper-style tabloid newspapers and one traditional newspaper, all of which are distributed to customers in Crisp County and Grady County, Georgia.

On October 13, 1996, the Company acquired Design Ideas in a business combination accounted for as a purchase. The purchase price of $35,000 exceeded the net assets of Design Ideas by approximately $26,000, which is being amortized using the straight-line method over three years. The Company is currently involved in litigation with the previous owners of Design Ideas regarding violation of a non-compete agreement. No trial date has been set at this time.

2.      SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed are:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the period April 5, 1996 (inception) through June 30, 1996, and the nine months ended June 30, 1997, (b) the financial position at June 30, 1997, and (c) cash flows for the period April 5, 1996 (inception) through June 30, 1996, and the nine months ended June 30, 1997, have been made. Results for the nine months ended June 30, 1997 may not be indicative of the results for the year ended September 30, 1997.

        The Company capitalizes cosigning fees relating to notes payable. These fees are amortized by the straight-line method over the life of the original note. Amortization expense charged to operations amounted to $7,083, $1,771, and $14,167 for the periods April 5, 1996 (date of inception) to September 30, 1996, April 5, 1996 (date of inception) to June 30, 1996, and the nine months ended June 30, 1997, respectively.

                         CHRONICLE COMMUNICATIONS, INC.
                      (formerly JMAR Communications, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

        Property and equipment are recorded at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, ranging from 5 to 31.5 years. Additions to and major improvements of property and equipment are capitalized. Maintenance and repair expenditures are charged to expense as incurred. As property or equipment is sold or retired, the applicable cost and accumulated depreciation are eliminated from the accounts and any gain or loss is recorded. For income tax purposes, the Company uses accelerated methods of depreciation for certain assets.

        Customer lists are amortized by the straight-line method over their estimated useful life of three years. Amortization expense charged to operations amounted to $34,480, $17,241, and $51,719 for the periods April 5, 1996 (date of inception) to September 30, 1996, April 5, 1996 (date of inception) to June 30, 1996, and the nine months ended June 30, 1997, respectively.

        The Company utilizes Statement No. 109 of the Financial Accounting Standards Board, "Accounting for Income Taxes." This pronouncement requires that deferred tax assets and liabilities be recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

        The Company issues stock in lieu of cash for certain transactions. Generally, the fair value of the stock, based on comparable cash purchases, is used to value the transactions.

        Net loss per common share is computed based upon the weighted average common shares outstanding during each period as retroactively adjusted for various stock splits.

3.  PROPERTY AND EQUIPMENT

Property and equipment consist of:

                                                                             September 30,        June 30,
                                                                                 1996               1997
                                                                             -------------     -----------
        Building                                                                               $    30,300
        Vehicles                                                                                    55,980
        Furniture and fixtures                                               $   10,759             20,591
        Computer equipment                                                       26,413            114,615
        Camera and publishing equipment                                          16,041             80,449
                                                                             -------------     -----------
                                                                                 53,213            301,935
        Less accumulated depreciation                                             4,143             21,936
                                                                             -------------     -----------
                                                                             $   49,070        $   279,999
                                                                             =============     ===========

            Substantially all of the Company's equipment is pledged
                          as collateral on bank loans.

                         CHRONICLE COMMUNICATIONS, INC.
                      (formerly JMAR Communications, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

4.  LONG-TERM DEBT

Long-term debt consists of:

                                                                          September 30,        June 30,
                                                                              1996               1997
        Bank note payable;  interest at 11.0%; principal                  -------------      ------------
          and unpaid interest due upon maturity at
          June 18, 1998; collateralized by equipment,
          accounts receivable, and 85,000 shares of the
          Company's common stock; co-signed by
          four stockholders of the Company                                  $   60,000           $   55,000
        Mortgage note payable; interest at 10.5%;
           monthly payments of interest beginning
           December 1, 1996; principal balance and
           unpaid interest due upon maturity at
           December 1, 1998; collateralized by building                                              14,000
                                                                                                     ------
                                                                                60,000               69,000
        Less amounts currently due                                                   0               55,000
                                                                            ----------           ----------
                                                                            $   60,000           $   14,000
                                                                            ==========           ==========


The following is a schedule by year of the principal payments required on these notes payable:

        Period Ending
           June 30,
        -------------
              1998                                                $ 55,000
              1999                                                  14,000
                                                                  --------
                                                                  $ 69,000
                                                                  ========
5.      INCOME TAXES

At September 30, 1996, the Company had a tax loss carryforward of approximately $83,000 that may be applied against future taxable income through the year 2011. This loss, as well as the excess of amortization for financial reporting purposes over the amount reported for tax purposes, give rise to deferred tax assets at September 30, 1996 and are as follows:

        Loss carryforward                                        $   12,418
        Amortization                                                  4,138
                                                                 ----------
                                                                     16,556
        Less valuation allowance                                     16,556
                                                                 ----------
        Net deferred tax assets                                  $        0
                                                                 ==========

No income tax benefit has been recorded since the Company has sustained losses since inception.

                         CHRONICLE COMMUNICATIONS, INC.
                      (formerly JMAR Communications, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

6.      LEASE COMMITMENTS AND RELATED PARTY TRANSACTIONS

The Company leases its operating facilities on a month-to-month basis. Rent expense for these facilities amounted to $4,500, $2,250, and $6,496 for the periods April 5, 1996 (date of inception) through September 30, 1996, April 5, 1996 (date of inception) through June 30, 1996, and the nine months ended June 30, 1997, respectively.

The Company also leases office equipment under a non-cancelable operating lease with a lease term in excess of one year. The following is a schedule by year of remaining future minimum rental payments required under the lease as of June 30, 1997:

        1998                                $  8,100
                                            ========
        1999                                $  8,100
                                            ========
        2000                                $  8,100
                                            ========
        2001                                $  8,100
                                            ========
        Thereafter                          $  3,375
                                            ========

6.      LEASE COMMITMENTS AND RELATED PARTY TRANSACTIONS (CONTINUED)

The Company leases two vehicles from its president and majority stockholder on a month-to-month basis. Rent expense for these vehicles amounted to $2,368, $217, and $9,284 for the periods April 5, 1996 (date of inception) through September 30, 1996, April 5, 1996 (date of inception) through June 30, 1996, and the nine months ended June 30, 1997, respectively.

The Company has advanced two stockholders/employees $99,123 and $233,582 as of September 30, 1996 and June 30, 1997, respectively. The advances have no terms and are unsecured. The Board of Directors required the stockholders/employees to execute and deliver to the Company a promissory note by September 30, 1997 for the full amount of such advances. The note will accrue interest at nine percent. The principal and accrued interest will be paid at the time the stockholders/employees sell any of their shares in the Company.

The above related party transactions are not necessarily indicative of the amounts which would have been incurred had comparable transactions been entered into with independent parties.

7.  EQUITY

On October 24, 1996, the Board of Directors approved the implementation of an Employee Stock Fund (the Fund). Currently, 30,000 shares of the Company's common stock have been reserved for issuance to the Fund.

On October 24, 1996, the Board of Directors approved an increase in the number of common stock shares authorized from 100,000 to 12,000,000. In connection with this increase, the Board of Directors authorized a 60 for 1 stock split to stockholders of record on October 24, 1996. On March 11, 1997, the Board of Directors authorized a 2 for 1 stock split to stockholders of record on June 6, 1997. On June 6, 1997, the Board of Directors approved an additional increase in the number of common stock shares authorized from 12,000,000 to 35,000,000. All references in the accompanying financial statements to the number of shares have been restated to reflect the above transactions.

On March 11, 1997, the Board of Directors authorized the Company to issue up to 7,500,000 shares of $.001 par value convertible voting preferred stock. Subsequent to June 30, 1997, all of these shares were issued for $7,500.

The preferred stock has a liquidation preference over the common stock equal to par value and has the right to receive dividends in an amount of $.001 per share prior to the payment of any dividends on the common stock. Each share of convertible preferred stock is convertible into one share of the Company's common stock, subject to the fulfillment of certain conditions specified by the Board of Directors.

8.      SUBSEQUENT EVENTS

On July 7, 1997, the Company purchased a new office/warehouse for a total cost of $125,984. The Company paid for the warehouse by taking out an installment note from the seller with interest at eight percent and $1,142 of principal and interest payable monthly. In connection with this purchase, the Company is in the process of selling their existing warehouse for $30,000.

Subsequent to June 30, 1997, the Company has sold an additional 1,055,045 shares of common stock for cash proceeds of $214,761. The proceeds will be used for general corporate purposes.

On August 1, 1997, the Board of Directors authorized and issued 70,000 shares of the common stock to two new directors of the Company for future services on the Company's board.

Also on August 1, 1997, the Board of Directors authorized issuing 10,000 common stock option as additional compensation to each director for his respective future services as a director. The options are exercisable at a price equal to 70 percent of the average bid and asked price of the Company's shares on the date prior to issuance.

                   II--INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant may indemnify a director and must indemnify an officer who is made party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to in or not opposed to the best interests of the Registrant and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director or officer's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of Georgia law regarding indemnification. The Registrant may not indemnify a director or an officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant or in connection with any other proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding. To the extent a director or officer is successful on the merits or otherwise in the defense of any proceeding to which was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the Registrant, the Registrant must indemnify the director or officer against reasonable expenses incurred by him in connection with the proceeding. The Registrant may pay or reimburse the reasonable expenses incurred by a director or officer in advance of final disposition of a proceeding, provided the director furnishes the Registrant with written affirmation of his good faith and a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. The Board or special legal counsel must make a determination in each case of indemnification of a director, but not of an officer, that indemnification is permissible in the circumstances because the director has met the required standard of conduct.

     Article  XI  of  the  Registrant's   Bylaws  also  contain  provisions  for
indemnification of directors and officers. See, Exhibit 3.2.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registation fees:
   Federal                                                          2,025.09
Printing                                                            *
Accounting                                                          *
   Total:


*To be filed by amendent.
Legal counsel is a director of the Registrant and is not charging any fee for preparation of this Registration Statement, nor has he been paid any fees for legal services which could, if they had been paid, be allocated in part to preparation of this Registration Statement. The Registrant is not paying any engraving costs or transfer agent's fees specifically for the offering covered by this Registration Statement.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

First Offering:
(a)  Dates of offering-April 5, 1996 to May 31, 1996
     Securities sold-Common Stock
     Amount sold-8,928,000 shares, as adjusted for stock splits

(b) Sold to the founder, to two directors who were not founders (one director is also the founder's and Registrant's counsel) and one investor who had a pre-existing business and personal relationship with the founder and one director.
(c) $55,100 cash, $1,000 value in legal services, $21,250 value for bank loan cosigners' fees, $206,879 for mailing list and $11,771 for contribution of equipment at depreciated value to be used in Registrant's business. Total cash and value of all stock issued: $296,000.
(d) Registratant relies upon Section 4(2) of the Securities Act of 1933 in that the offering was made by an issuer and did not involve a public offering due to the limited number of investors and the preexisting relationships between and among the investors.

Second Offering:
(a)  Dates of offering-September 20, 1996 to  May 30, 1997
     Securities sold-common stock
     Amount sold-3,635,420 shares as adjusted for stock splits
(b) Granted as bonuses to five employees of the Registrant, sold for cash to one employee, sold for cash to eighty-three investors who had a personal relationship with the founder or with a directors or with a consultant to the Registrant or with an existing stockholder of the Registrant and sold for services to eleven consultants.
(c) $7,100 value of employee bonuses, $555,091 sold for cash and $170,336 value for consulting services in connection with the sale of common stock. Total cash and value of all stock issued: $822,727
(d) Registrant relies upon Section 3(b) of the Securities Act of 1933 and Rule 504 promulgated thereunder in that the offering did not exceed $1,000,000 (including securities sold in the six month period preceding the offering in reliance upon Section 3(b), there having been none).

Third Offering:
(a)  Date of offering-August 1, 1997
     Securities sold-Convertible, Voting Preferred Stock
     Amount sold-7,500,000 shares
(b) Sold to the founder, his wife, both are executive officers, one of whom is a director (two persons)
(c) $7,500 sold for cash pursuant to subscription receivable from related party.
(d) The Registrant relies upon Section 4(2) of the Securities Act of 1933 in that the offering was made by an issuer and did not involve a public offering due to the investors limited to persons who are the founders, directors and executive officers of the Registrant. The Registrant asserts that the offering Convertible, Voting Preferred Stock to the founder and executive officers (2 persons) for a special purpose should not be integrated with the offering of Common Stock being made under Rule 504 because of the difference in the type of securities, the difference in price per share, the different purpose for which it was issued and possible other factors.

Fourth Offering:
(a)  Dates of offering-June 1, 1997 to present
     Securities sold-common stock
     Amount sold-1,055,045, as adjusted for stock splits
(b) Issued as a bonus to one employee and to two new directors for joining board, sold to twenty-one new investors (eleven accredited and ten non-accredited) who had a personal relationship with the founder or with a directors or with a consultant to the Registrant or with an existing stockholder of the Registrant, sold to eight existing stockholders and issued to one consultant who was already a stockholder.
(c) $500 value of employee bonus, $7,000 value to new directors, $214,761 sold for cash and $15,000 sold for consulting services in connection with the sale of common stock.
(d) The Registrant relies upon Section 3(b) of the Securities Act of 1933 and Rule 505 promulgated thereunder in that the Registrant realized in May 1997 that its funding requirements could exceed the $1,000,000 limitation of Rule 504 and it terminated the Rule 504 offering at May 31, 1997 and commenced an offering under Rule 505 in which it has sold stock to not more than thirty-five non accredited investors (actual number of non-accredited investors is ten).

ITEM 27. EXHIBITS.

3.1  Articles of Incorporation, as amended
3.2  By-Laws
5     Opinion re legality *
23.1  Consent of counsel  (included in Exhibit 5)
23.2  Consent of independent public accountant
---------------------------------------
*To be filed by amendment.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Cairo, State of Georgia on August 21, 1997.

Chronicle Communications, Inc.
By: /s/ John V. Whitman, Jr.
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                  Capacity in which signed:          Date signed:

/s/ J. Russell Dalton      Director                           August 21, 1997
J. Russell Dalton

/s/ Ronald L. Mallett      Director, Chief Accounting Officer August 21, 1997
Ronald L. Mallett          and Principal Financial Officer

/s/ Jackson L. Morris      Director                           August 21, 1997
Jackson L. Morris

/s/ John V. Whitman, Jr.   Director, Chief Executive Officer  August 21, 1997
John V. Whitman, Jr.

Exhibit 3.1
Articles of Incorporation
of
JMAR Communications, Inc.
I.
The name of the corporation is "JMAR COMMUNICATIONS, INC.".
II.
The corporation has authority to issue not more than 100,000 shares that together have unlimited voting rights and that together are entitled to receive the net assets of the corporation upon dissolution.
III.
The initial registered office of the corporation is 426 1st Street, S.W., Cairo, Georgia 31728. The initial registered agent of the corporation at such office is John V. Whitman, Jr.
IV.
The name and address of the incorporator is John V. Whitman, Jr., 426 1st Street, S.W., Cairo, Georgia 31728.
V.
The mailing address of the initial principal office of the corporation is P.O. Box 756, Cairo, Georgia 31728.
VI.
UNIQUE PROVISIONS
(1) No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director; provided that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Georgia Business Corporation Code or any successor law or laws.
(2) The Corporation shall have a board of directors made up of as few as three(3) directors, or, as many as seven (7) directors, with the actual number fixed or changed, within said range, by the Board of Directors, as it deems fit and proper. The initial Board of Directors shall have three(3) directors, namely, John V. Whitman, Jr., of 426 1st Street, S.W., Cairo, Grady County, Georgia 31728, and Jackson Morris, of 3116 W. North A Street, Tampa, Hillsborough County, Florida 33609, and Paul Parramore, Jr., of 1292 Platt Ave. S.E., Cairo, Grady County, Georgia 31728.
(3) Notwithstanding the provisions of O.C.G.A. ss.14-2-626, the corporation shall not issue uncertificated shares.
(4) The holders of shares shall be entitled as a matter of right to acquire proportional amounts of unissued or treasury shares, if any, of the corporation, or any security convertible into or carrying a right to subscribe for or acquire any such shares, in accordance with the terms and conditions of the Georgia Business Corporation Code.
(5) Shareholders may call a special meeting of shareholders, under the provisions of O.C.G.A. ss.14-2-702(a)(2) or (3), provided at least fifty (50) percent of the shareholders act to call such special meeting by taking action in accordance with the aforesaid code section.
IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation. /s/ John V. Whitman,
Jr. John V. Whitman,  Jr.
This document prepared by:
/s/ John William Bass, Sr.
John William Bass, Sr.
P.O. Box 88
Cairo,  Georgia 31728
(912)377-2424
STATE BAR NO.: 041242

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
JMAR COMMUNICATIONS, INC.
Pursuant to the applicable provisions of Chapter 14, O.C.G.A., the undersigned, being all the President of JMAR Communications, Inc., a Georgia corporation, does hereby certify to the Secretary of State of Georgia, Department of Corporation, the within Articles of Amendment to the Articles of Incorporation of the Corporation, as follows:
1.  The  name  of the  Corporation  is  JMAR Communications,  Inc.
2. The within Amendment to the Articles of Incorporation was duly approved and adopted on October 24, 1996, by an action by written consent by of a majority of the holders of issued and outstanding shares of common stock, there being no other class of stock authorized or issue or entitled to vote thereon as a separate voting group, pursuant to approval by the board of directors and recommendation of the within amendment to the stockholders for approval by written consent dated October 24, 1996.
3. Article II of the Articles of Incorporation be, and it hereby is, deleted in its entirety and replaced with the following:
II
The Corporation has authority to issue not more than Twelve Million (12,000,000) shares of common stock, all of one class, which together have unlimited voting rights and which together are entitled to receive the net assets of the Corporation upon dissolution.
4. Except as provided herein, the rest and remainder of the Articles of Incorporation shall be and remain unchanged and in full force and effect. IN WITNESS WHEREOF, the undersigned, John V. Whitman, Jr., President of JMAR Communications, Inc., has executed the within Articles of Amendment this 24th day of October, 1996 and caused said Articles to be filed in the office of the Secretary of State for the State of Georgia.
[CORPORATE SEAL]                   JMAR Communications, Inc.
Attest:
                                 By: /s/ John V. Whitman, Jr.
                                     John V. Whitman, Jr., President
Marsha B. Whitman
-----------------
Secretary

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION, AS AMENDED,
OF
JMAR COMMUNICATIONS, INC.
Pursuant to the applicable provisions of Chapter 14, O.C.G.A., the undersigned, being all the President of JMAR Communications, Inc., a Georgia corporation, does hereby certify to the Secretary of State of Georgia, Department of Corporation, the within Articles of Amendment to the Articles of Incorporation, as amended, of the Corporation, as follows:
1. The name of the Corporation is JMAR Communications, Inc.
2. The within Amendment to the Articles of Incorporation was duly approved and adopted on June 6, 1997, by an action by written consent by of a majority of the holders of issued and outstanding shares of common stock, there being no other class of stock authorized or issue or entitled to vote thereon as a separate voting group, pursuant to approval by the board of directors and recommendation of the within amendment to the stockholders for approval, on June 6, 1997, by an action by written consent.
3. Article I of the Articles of Incorporation, as originally file, be, and it hereby is, amended to change the name of the Corporation to Chronicle Communications, Inc.
4. Article II of the Articles of Incorporation, as amended by Articles of Amendment as previously filed, be, and it hereby is, deleted in its entirety and replaced with the following: The Corporation has authority to issue not more than Thirty-five Million (35,000,000) shares of common stock, all of one class, which together have unlimited voting rights and which together are entitled to receive the net assets of the Corporation upon dissolution. That the Corporation has authority to issue not more than Seven Million Five Hundred Thousand
(7,500,000) shares of preferred stock titled "Convertible, Voting Preferred Stock" which shall have a par value of One Thousandth of One Dollar ($.001) per share, shall have a preference in liquidation over the common stock equal to par value, shall have a right to receive dividends in an amount of $.0001 per share prior to the payment of any dividends on the common stock, shall be convertible share for share into not to exceed 7,500,000 shares of the Corporation's common stock subject to fulfillment of such conditions precedent as the Board of Directors may establish in connection with its approval of the issuance and sale of the Convertible, Voting Preferred Stock, provided that convertibility into common stock shall expire in the event the original holder transfers the shares, or any part thereof, of the Convertible, Voting Preferred Stock for value prior to the conversion thereof into common stock and shall have the right to cast in pari passu with the issued and outstanding common stock, and not as a separate class, in any matter and on any question submitted to the holders of the Corporation's common stock for approval or ratification one vote per share.
5. Except as provided herein, the rest and remainder of the Articles of Incorporation shall be and remain unchanged and in full force and effect. IN WITNESS WHEREOF, the undersigned, John V. Whitman, Jr., President of JMAR Communications, Inc., has executed the within Articles of Amendment this 6th day of June, 1997 and caused said Articles to be filed in the office of the Secretary of State for the State of Georgia.
[CORPORATE   SEAL]                        JMAR Communications, Inc.
Attest:
                                          By: /s/ John V. Whitman, Jr.
                                              John V. Whitman, Jr., President
/s/ Marsha B. Whitman
---------------------
Marsha B. Whitman, Secretary

Exhibit 3.2
BYLAWS
OF
JMAR COMMUNICATIONS, INC.

ARTICLE I.  GENERAL

The provisions of this document constitute the Bylaws of JMAR Communications, Inc., a Georgia corporation, hereinafter referred to as the Corporation, which Bylaws shall be utilized to govern the management and operation of the Corporation.

                         ARTICLE II. OFFICES AND AGENCY

Section 1. Registered Office and Registered Agent. The registered office of the Corporation shall be located in the State of Georgia at such place as may be fixed from time to time by the Board of Directors of the Corporation, the members of which shall be hereinafter referred to as Directors, upon filing of such notices as may be required by law, and the registered agent shall have a business office identical with such registered office.

Section 2. Other Offices. The Corporation may have other offices within or outside the State of Georgia at such place or places as the Board of Directors may from time to time determine.

                            ARTICLE III. STOCKHOLDERS

Section 1. Closing Transfer Books. For the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other purpose, the Board of Directors may provide that the stock transfer books shall be closed for a stated period not to exceed, in any case, sixty (60) days. If the stock transfer books shall be closed for the purpose of determining stockholders entitled to notice of, or to vote at, a meeting of stockholders, such books shall be closed for at least ten (10) days immediately preceding such meeting.

Section 2. Fixing Record Date. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any determination of stockholders, such date in any case to be not more than sixty
(60) days and, in case of a meeting of stockholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of stockholders is to be taken.

Section 3. Other Determination of Stockholders. If the stock transfer books are not closed and no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders or stockholders entitled to receive payment of a dividend the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of stockholders.

Section 4. Adjourned Meetings. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Article, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting.

Section 5.  Record of Stockholders.

(a) If the Corporation has six or more stockholders of record, the officer or agent having charge of the stock transfer books for shares of the Corporation shall make, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, with the address of and the number and class and series, if any, of shares held by each. The list shall be kept on file at the registered office of the Corporation, at the principal place of business of the Corporation or at the office of the transfer agent or registrar of the Corporation for a period of ten (10) days prior to such meeting and shall be subject to inspection by any stockholder at any time during usual business hours. The list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder at any time during the meeting.

(b) If the requirements of paragraph (a) above have not been substantially complied with, the meeting, on demand of any stockholder in person or by proxy, shall be adjourned until the requirements are complied with. If no such demand is made, failure to comply with the requirements of paragraph (a) shall not affect the validity of any action at such meeting.

                       ARTICLE IV. STOCKHOLDERS' MEETINGS

Section 1. Annual Meetings. The annual meeting of the stockholders for the election of Directors and for the transaction of such other business as may properly come before the meeting, shall be held each year within three months after the end of the fiscal year, or at such other time as the Board of Directors or stockholders shall direct; provided, however, that the annual meeting for any year shall be held at no later than thirteen (13) months after the last preceding annual meeting of stockholders.

Section 2. Special Meetings. Special meetings of the stockholders for any purpose may be called at any time by the President of the Corporation, Board of Directors, or the holders of not less than ten percent (10%) of all shares entitled to vote at the meeting.

Section 3. Place of Meetings. All meetings of the stockholders shall be at the principal place of business of the Corporation or at such other place, either within or without the State of Georgia, as the Board of Directors or the stockholders may from time to time designate.

Section 4. Notice. Written or printed notice stating the place, day and hour of any meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the meeting, by or at the direction of the President, the Secretary or other persons calling the meeting. Notice to stockholders shall be given by personal delivery, by first class U.S. Mail or by telephone facsimile with receipt confirmed; and, if mailed, such notice shall be deemed to be delivered when deposited, the deposit thereof certified by the Secretary of the Corporation, in the United States mail addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.

Section 5. Adjourned Meetings. A majority of the stockholders present, whether or not a quorum exists, may adjourn any meeting of the stockholders to another time and place. Notice of any such adjourned meeting, or of the business to be transacted thereat need not be given of any adjourned meeting if the time and place of the adjourned meeting are announced at the time of the adjournment, unless the time of the adjourned meeting is more than thirty days after the meeting at which the adjournment is taken.

Section 6. Waiver of Notice. A written waiver of notice signed by any stockholder, whether before or after any meeting, shall be equivalent to the giving of timely notice to said stockholder. Attendance of a stockholder at a meeting shall constitute a waiver of notice of such meeting and a waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

Section 7.  Quorum and Voting.

(a) Stockholders representing a majority of the shares entitled to vote in attendance at any meeting of stockholders, shall constitute a quorum for the transaction of business at such meeting, unless otherwise specifically provided by these Bylaws or applicable law. When a specified item of business is required to be voted on by a class or series of stock, a majority of the shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series. Attendance shall be either in person, by proxy, or by telephonic or radio connection whereby the distant stockholder and those stockholders present in person all hear and may speak to and be heard on the matters raised therein.

(b) If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by the Articles of Incorporation, these Bylaws or applicable law.

(c) After a quorum has been established at a stockholders' meeting, the subsequent withdrawal of stockholders, so as to reduce the number of stockholders entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof. The affirmative vote of a majority of the shares then represented at the meeting and entitled to vote on the subject matter shall be the act of the stockholders unless otherwise provided by the Articles of Incorporation, these Bylaws or applicable law.

(d) A person entitled to vote shares at a meeting of the stockholders shall be deemed to have attended such meeting in person if such person has attended by telephone or radio connection whereby the distant person and the other stockholders present at such meeting all hear and may speak to and be heard on the matters raised therein.

Section 8.  Voting of Shares.

(a) Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

(b) Treasury shares, shares of stock of the Corporation owned by another corporation of which the majority of the voting stock is owned or controlled by the Corporation, and shares of stock of the Corporation held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time.

(c) A stockholder may vote either in person or by proxy executed in writing by the stockholder or his duly authorized attorney-in-fact.

(d) Shares standing in the name of another corporation, domestic or foreign, may be voted by the officer, agent, or proxy designated by the bylaws of the corporate stockholder; or, in the absence of any applicable bylaw, by such person as the Board of Directors of the corporate stockholder may designate. Proof of such designation may be made by presentation of a certified copy of the bylaws or other instrument of the corporate stockholder. In the absence of any such designation, or in case of conflicting designation by the corporate stockholder, the chairman of the board, president, any vice president, secretary and treasurer of the corporate stockholder shall be presumed to possess, in that order, authority to vote such shares.

(e) Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him in trust without a transfer of such shares into his name.

(f) Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court by which such receiver was appointed.

(g) A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee or his nominee shall be entitled to vote the shares so transferred.

(h) On and after the date on which written notice of redemption of redeemable shares has been mailed to the holders thereof and a sum sufficient to redeem such shares has been deposited with a bank or trust company with irrevocable instruction and authority to pay the redemption price to the holders thereof upon surrender of certificates therefor, such shares shall not be entitled to vote on any matter and shall not be deemed to be outstanding shares.

Section 9.  Proxies.

(a) Every stockholder entitled to vote at a meeting of stockholders, or to express consent or dissent without a meeting or a stockholder's duly authorized attorney-in-fact, may authorize another person or persons to act for him by proxy.

(b) Every proxy must be signed by the stockholder or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the stockholder executing it, except as otherwise provided by law.

(c) The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the stockholder who executed the proxy unless, before the authority is exercised, written notice of an adjudication of such incompetence or of such death is received by the corporate officer responsible for maintaining the list of stockholders.

(d) If a proxy for the same shares confers authority upon two or more persons and does not otherwise provide, a majority of them present at the meeting, or if only one is present, then that one, may exercise all the powers conferred by the proxy; but if the proxy holders present at the meeting are equally divided as to the right and manner of voting in any particular case, the voting of such shares shall be prorated.

(e) If a proxy expressly provides, any proxy holder may appoint, in writing, a substitute to act in his place.

Section 10. Voting Trusts. Any number of stockholders of the Corporation may create a voting trust for the purpose of conferring upon a trustee or trustees the right to vote or otherwise represent their shares for a period not to exceed ten (10) years, as provided by law. A counterpart of the voting trust agreement and a copy of the record of the holders of voting trust certificates shall be deposited with the Corporation at its registered office as provided by law. These documents shall be subject to the same right of examination by a stockholder of the Corporation, in person or by agent or attorney, as are the books and records of the Corporation and shall also be subject to examination by any holder of record of voting trust certificates, either in person or by agent or attorney, at any reasonable time for any proper purpose.

Section 11. Stockholders' Agreements. Two or more stockholders of the Corporation may enter a written agreement, signed by the parties thereto, providing for the exercise of voting rights in the manner provided in the agreement or relating to any phase of the affairs of the Corporation as provided by law. Nothing therein shall impair the right of the Corporation to treat the stockholders of record as entitled to vote the shares standing in their names.

Section 12.  Action by Stockholders Without a Meeting.

(a) Any action required by law, these Bylaws, or the Articles of Incorporation of the Corporation to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If any class of shares is entitled to vote thereon as a class, such written consent shall be required of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.

(b) Within ten (10) days after obtaining such authorization by written consent, notice shall be given to those stockholders who have not consented in writing. The notice shall fairly summarize the material features of the authorized action and, if the action be a merger, consolidation or sale or exchange of assets for which dissenters rights are provided under law, the notice shall contain a clear statement of the right of stockholders dissenting therefrom to be paid the fair value of their shares upon compliance with further provisions of the law regarding the rights of dissenting stockholders.

Section 13. New Business. Any Stockholder of record may make a proposal of new business to be acted upon at an annual or special meeting of Stockholders, only if and provided written notice of such proposed new business is filed with the Secretary of the Corporation not less than five business days prior to the day


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


of meeting, but no other proposal shall be acted upon at such meeting.

                              ARTICLE V. DIRECTORS

Section 1. Function. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors, except as may otherwise be provided by the Articles of Incorporation, these Bylaws or applicable law. The Board of Directors shall make appropriate delegations of authority to the officers and, to the extent permitted by law, by appropriate resolution, the Board of Directors may authorize one or more committees to act on its behalf when it is not in session.

Section 2. Qualification. Directors need not be residents of the State of STATE-NAME or stockholders of the Corporation.

Section 3. Compensation. The Board of Directors shall have authority to fix the compensation of Directors.

Section 4.  Duties of Directors.

(a) A Director shall be expected to attend meetings, whether annual, or special, of the Board of Directors and of any committee to which the Director has been appointed.

(b) A Director shall perform his duties as a Director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

(c) In performing his duties, a Director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by:

(1) One or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;

(2) Counsel, public accountants or other persons as to matters which the Director reasonably believes to be within such persons' professional or expert competence; or

(3) A committee of the Board of Directors upon which he does not serve, duly designated in accordance with a provision of the Articles of Incorporation or these Bylaws, as to matters within its designated authority, which committee the Director reasonably believes to merit confidence.

(d) A Director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted.

(e) A person who performs his duties in compliance with this section shall have no liability by reason of being or having been a Director of the Corporation.


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


Section 5. Number.  The number of Directors  of the  Corporation  shall be three
(3). This number may be increased or decreased from time to time by amendment to these Bylaws, but no decrease shall have the effect of shortening the term of any incumbent Director.

Section 6.  Election and Term.

(a) Each person named in the Articles of Incorporation as a member of the initial Board of Directors shall hold office until the first annual meeting of stockholders and until his successor shall have been elected and qualified or until his earlier resignation, removal from office or death.

(b) At the first meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect Directors to hold office until the next succeeding annual meeting. Each Director shall hold office for the term for which he is elected and until his successor shall have been elected and qualified or until his earlier resignation, removal from office or death.

Section 7.  Removal of Directors.

(a) At a meeting of stockholders called expressly for that purpose, any Director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote in an election of Directors.

(b) If less than the entire Board of Directors is to be removed and if cumulative voting is permitted by the Articles of Incorporation, no one of the Directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors.

Section 8. Resignation of Director. A Director may resign from the Board of Directors by providing written notification of such resignation to the President of the Corporation, and such resignation shall become effective immediately upon receipt by the President of said written notification or at such later date as may be specified in the notification.

Section 9. Vacancies. Any vacancy occurring in the membership of the Board of Directors, including any vacancy created by reason of an increase in the number of Directors, may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors. A Director so elected shall hold office until the next election of Directors by the stockholders.

                        ARTICLE VI. DIRECTORS' MEETINGS

Section 1. Regular Meetings. The Board of Directors shall hold, without notice, a regular meeting immediately after the adjournment of the annual meeting of stockholders and such other regular meetings as they may, by resolution, designate from time to time.

Section 2. Special Meetings. Special meetings of the Board of Directors may be called at any time by the President of the Corporation or by any two Directors.

Section 3. Place of Meeting. All meetings of the Board of Directors shall be held at the principal place of business of the Corporation or at such other place, either within or without the State of State-name, as the Directors may from time to time designate; provided, however, no such meeting shall be held


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


outside the State of State-name if at least two (2) Directors object in writing not less than three (3) days before such meeting.

Section 4. Notice of Meeting. Written or printed notice stating the place, day and hour of any special meeting of the Board of Directors must be given to each Director not less than five (5) nor more than thirty (30) days before the meeting, by or at the direction of the President or other persons calling the meeting. Notice shall be given either personally or by telegram, cablegram or first class mail; and if mailed, the notice shall be deemed to be given when deposited in the United States mail addressed to the Director at his address, as it appears in the records of the Corporation, with postage thereon prepaid. Except as otherwise specified in these Bylaws, the notice need not specify the business to be transacted at, nor the purpose of, any meeting.

Section 5. Waiver of Notice. A written waiver of notice signed by any Director, whether before or after any meeting, shall be equivalent to the giving of timely notice to said Director. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a Director attends a meeting for the express purpose, as stated at the beginning of the meeting, of objecting to the transaction of business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the Directors need be specified in any written waiver of notice.

Section 6. Presumption of Assent. A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken, unless he votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.

Section 7. Adjourned Meeting. A majority of the Directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of any such adjourned meeting shall be given to the Directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other Directors.

Section 8. Quorum. A majority of the number of Directors fixed by these Bylaws shall constitute a quorum for the transaction of business at any meeting of the Directors, unless otherwise specifically provided by the Articles of Incorporation, these Bylaws or applicable law. Attendance shall be either in person or by telephonic or radio connection whereby the distant Director and those Directors present in person all hear and may speak to and be heard on the matters raised therein.

Section 9. Voting. Each Director who is entitled to vote and who is present at any meeting of the Board of Directors shall be entitled to one (1) vote on each matter submitted to a vote of the Directors. An affirmative vote, of a majority of the Directors present at a meeting of Directors at which a quorum is present, shall constitute the approval, ratification and confirmation of the Board of Directors.

Section 10. Proxies Prohibited. No Director may authorize another person or entity to act in said Director's stead by proxy or otherwise.


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Section 11. Action by Directors Without a Meeting.  Any action required or which may be taken at a meeting of the Directors, or of a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken, shall be signed by all of the Directors or all of the members of the committee, as the case may be. Such consent shall have the same effect as a unanimous vote.

Section 12.  Directors' Conflicts of Interest.

(a) No contract or other transaction between the Corporation and one or more of its Directors or any other corporation, firm, association or entity in which one or more of the Directors are directors or officers or are financially interested shall be either void or voidable because of such relationship or interest, or because such Director or Directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose, if:

(1) The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose, even though less than a majority of the quorum, without counting the votes or consents of such interested Directors; or

(2) The fact of such relationship or interest is disclosed or known to the stockholders entitled to vote, and they authorize, approve or ratify such contract or transaction by vote or written consent; or

(3) The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board of Directors, a committee or the stockholders.

(b) Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

(c) The position of director, officer or employee of a not-for-profit corporation held by a Director of the Corporation shall not be deemed to create a conflict of interest for such Director, with respect to approval of dealings between the Corporation and the not-for-profit corporation.

(d) In the event all Directors of the Corporation are directors, officers or employees of or have a financial interest in another corporation, firm, association or entity, the vote or consent of all Directors shall be counted for purposes of approving any contract or transaction between the Corporation and such other corporation, firm, association or entity.

Section 13. Procedure. The Board of Directors may adopt their own rules of procedure which shall not be inconsistent with the Articles of Incorporation, these Bylaws or applicable law.

                  ARTICLE VII. EXECUTIVE AND OTHER COMMITTEES

Section 1. Designation. The Board of Directors, by resolution adopted by a majority of the full Board of Directors may designate from among its members an executive committee and one or more other committees. The Board of Directors, by resolution adopted in accordance with this section, may designate one or more Directors as alternate members of any such committee, who may act in the place


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


and stead of any absent member or members at any meeting of such committee.

Section 2. Powers. Any committee designated as provided above shall have and may exercise all the authority granted to it by the Board of Directors, except that no committee shall have the authority to:

(a) Approve or recommend to stockholders actions or proposals required by law to be approved by stockholders;

(b) Designate candidates for the office of Director, for purposes of proxy solicitation or otherwise;

(c)  Fill vacancies on the Board of Directors or any committee thereof;

(d)  Amend the Bylaws;

(e) Authorize or approve the reacquisition of shares unless pursuant to a general formula or method specified by the Board of Directors; or

(f) Authorize or approve the issuance or sale of, or any contract to issue or sell, shares or designate the terms of a series of a class of shares, except that the Board of Directors, having acted regarding general authorization for the issuance or sale of shares, or any contract therefor, and, in the case of a series, the designation thereof, may, pursuant to a general formula or method specified by the Board of Directors by resolution or by adoption of a stock option or other plan, authorize a committee to fix the terms of any contract for the sale of the shares and to fix the terms upon which such shares may be issued or sold, including, without limitation, the price, the rate or manner of payment of dividends, provisions for redemption, sinking fund, conversion, voting or preferential rights, and provisions for other features of a class of shares, or a series of a class of shares, with full power in such committee to adopt any final resolution setting forth all the terms thereof and to authorize the statement of the terms of a series for filing with the Department of State.

                             ARTICLE VIII. OFFICERS

Section 1. Designation. The officers of the Corporation shall consist of a president, one or more vice presidents (if determined to be necessary by the Board of Directors), a secretary and a treasurer. The Corporation shall also have such other officers, assistant officers and agents as may be deemed necessary or appropriate by the Board of Directors from time to time. Any two or more offices may be held by the same person. The failure to elect a president, vice president, secretary or treasurer shall not affect the existence of the Corporation. The office of the president may, in the discretion of the Board of Directors, be divided into the office of the chief executive officer and the office of the chief operating officer, provided, that the office of the chief executive officer shall be the office of the president for purposes of state and federal laws requiring such office or the signature of such officer.

Section 2. Duties. The officers of the Corporation shall have the following duties.

(a) President. The President shall be the Chief Executive Officer of the Corporation, shall have general and active management of the business and


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


affairs of the Corporation subject to the directions of the Board of Directors, and shall preside at all meetings of the stockholders and Board of Directors.

(b) Vice President. In the absence of the President or in the event of his death, inability or refusal to act, the Vice President (or in the event there is more than one vice president, the vice presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or an Assistant Secretary, certificates for shares of the Corporation, and shall perform such other duties as from time to time may be assigned to him by the President or by the Board of Directors.

(c) Secretary. The Secretary shall have custody of, and maintain, all of the corporate records except the financial records; shall record the minutes of all meetings of the stockholders and Board of Directors; send out all notices of meetings; and perform such other duties as may be prescribed by the Board of Directors or the President.

(d) Treasurer. The Treasurer shall have custody of all corporate funds and financial records, shall keep full and accurate accounts of receipts and disbursements and render accounts thereof at the annual meetings of stockholders and whenever else required by the Board of Directors or the President, and shall perform such other duties as may be prescribed by the Board of Directors or the President.

Section 3.  Election.  All officers shall be elected by the Board of Directors.

Section 4. Tenure. Each officer shall take and hold office from the date of his election until the next annual meeting of the Board of Directors and until his successor shall have been duly elected and qualified or until his earlier resignation, removal from office or death.

Section 5. Resignation of Officers. Any officer or agent elected or appointed by the Board of Directors may resign such office by providing written notification of such resignation to the President (or if the President is resigning, to the Vice President) of the Corporation.

Section 6.  Removal of Officers.

(a) Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby.

(b) Any officer or agent elected by the stockholders may be removed only by vote of the stockholders, unless the stockholders shall have authorized the Directors to remove such officer or agent.

(c) Removal of any officer shall be without prejudice to the contract rights, if any, of the person so removed; however, election or appointment of an officer or agent shall not of itself create contract rights.

Section 7. Vacancies. Any vacancy, however occurring, in any office, may be filled by the Board of Directors.


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                         ARTICLE IX. STOCK CERTIFICATES

Section 1. Issuance. Every holder of shares in the Corporation shall be entitled to have a certificate, representing all shares to which he is entitled. No certificate shall be issued for any share until such share is fully paid.

Section 2.  Form.

(a) Certificates representing shares in this Corporation shall be signed by the President or Vice President and the Secretary or an Assistant Secretary and may be sealed with the seal of this Corporation or a facsimile thereof. The signatures of the President or Vice President and the Secretary or Assistant Secretary may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar, other than the Corporation itself or an employee of the Corporation. In case any officer who signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issuance.

(b) If there is more than one class of stock, every certificate representing shares issued by the Corporation shall set forth or fairly summarize upon the face or back of the certificate, or shall state that the Corporation will furnish to any stockholder upon request and without charge a full statement of: the designations, preferences, limitations and relative rights of the shares of each class or series authorized to be issued; the variations in the relative rights and preferences between the shares of each series so far as the same have been fixed and determined; and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series.

(c) Every certificate representing shares which are restricted as to the sale, disposition or other transfer of such shares shall state that such shares are restricted as to transfer and shall set forth or fairly summarize upon the certificate, or shall state that the Corporation will furnish to any stockholder upon request and without charge a full statement of, such restrictions.

(d) Each certificate representing shares shall state upon the face thereof: the name of the Corporation; that the Corporation is organized under the laws State of State-name; the name of the person or persons to whom issued; the number and class, if any, of shares, and the designation of the series, if any, which such certificate represents; and the par value of each share represented by such certificate, or a statement that the shares are without par value.

Section 3. Transfers of Stock. Transfers of stock shall be made only upon the stock transfer books of the Corporation, kept at the registered office of the Corporation or at its principal place of business, or at the office of its transfer agent or registrar; and before a new certificate is issued, the old certificate shall be surrendered for cancellation and shall be properly endorsed by the holder of record or by his duly authorized attorney. The Board of Directors may, by resolution, open a share register in any state of the United States and may employ an agent or agents to keep such register and to record transfers of shares therein.

Section 4. Registered Owner. Registered stockholders only shall be entitled to be treated by the Corporation as the holders in fact of the stock standing in their respective names, and the Corporation shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other


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


person, whether or not it shall have express or other notice thereof, except as expressly provided by the laws of the State of State-name.

Section 5. Lost, Stolen or Destroyed Certificates. The Corporation shall issue a new stock certificate in the place of any certificate previously issued if the holder of record of the certificate:

(a) Makes proof in affidavit form that it has been lost, destroyed or wrongfully taken;

(b) Requests the issuance of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim;

(c) Gives bond or other security in such form as the Corporation may direct to indemnify the Corporation, the transfer agent and registrar against any claim that may be made on account of the alleged loss, destruction or theft of a certificate; and

(d) Satisfies any other reasonable requirements imposed by the Corporation.

Section 6. Fractional Shares or Scrip. The Corporation may, but shall not be obliged to, issue a certificate for a fractional share, which shall entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation. In lieu of fractional shares, the Board of Directors may provide for the issuance of scrip in registered or bearer form which shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip aggregating a full share.

Section 7. Shares of Another Corporation. Shares owned by the Corporation in another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the Board of Directors may determine or, in the absence of such determination, by the President of the Corporation.

                              ARTICLE X. DIVIDENDS

Section 1. Declaration. The Board may from time to time declare, and the Corporation may pay, dividends on its shares in cash, property or its own shares, except when the Corporation is insolvent, when the payment thereof would render the Corporation insolvent, or when the declaration or payment thereof would be contrary to any restrictions contained in the Articles of Incorporation, subject to the following provisions:

(a) Dividends in cash or property may be declared and paid, except as otherwise provided in this section, only out of the unreserved and unrestricted earned surplus of the Corporation or out of capital surplus, howsoever arising, but each dividend paid out of capital surplus shall be identified as a distribution of capital surplus, and the amount per share paid from such surplus shall be disclosed to the stockholders receiving the same concurrently with the distribution.

(b) Dividends may be declared and paid in the Corporation's own treasury shares.

(c) Dividends may be declared and paid in the  Corporation's  own authorized but
unissued  shares  out  of  any  unreserved  and  unrestricted   surplus  of  the
Corporation upon the following conditions:

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


(1) If a dividend is payable in shares having a par value, such shares shall be issued at not less than the par value thereof, and there shall be transferred to stated capital, at the time such dividend is paid, an amount of surplus equal to the aggregate par value of the shares to be issued as a dividend.

(2) If a dividend is payable in shares without par value, such shares shall be issued at such stated value as shall be fixed by the Board of Directors by resolution adopted at the time such dividend is declared, and there shall be transferred to stated capital, at the time such dividend is paid, an amount of surplus equal to the aggregate stated value so fixed in respect of such shares; and the amount per share so transferred to stated capital shall be disclosed to the stockholders receiving such dividend concurrently with the payment thereof.

(d) No dividend payable in shares of any class shall be paid to the holders of shares of any other class unless the Articles of Incorporation so provide or such payment is authorized by the affirmative vote or the written consent of the holders of at least a majority of the outstanding shares of the class in which the payment is to be made.

(e) A split-up or division of the issued shares of any class into a greater number of shares of the same class without increasing the stated capital of the Corporation shall not be construed to be a share dividend within the meaning of this section.

Section 2. Holders of Record. The holders of record shall be determined as provided in Article III of these Bylaws.

                         ARTICLE XI. INDEMNIFICATION OF
                   OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

Section 1.  Indemnification For Actions, Suits or Proceedings.

(a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The adverse termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The Corporation shall indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a


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director, officer, employee or agent of another corporation,  partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is firmly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c) To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) or (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made:

(1) By the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or

(2) If such a quorum is not obtainable, or even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or

(3) By the stockholders by a majority vote of a quorum consisting of stockholders who were not parties to such action, suit or proceeding.

(e) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in subsection (d) upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.

Section 2. Other Indemnification. The indemnification provided by these Articles shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors, or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 3. Liability Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against


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him and  incurred by him in any such  capacity,  or arising out of his status as such, whether or not the Corporation shall have indemnified him against such liability under the provisions of this Article XI.

                         ARTICLE XII. BOOKS AND RECORDS

Section 1.  Books and Records.

(a) This Corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its stockholders, Board of Directors and committees of Directors.

(b) This Corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number, class and series, if any, of the shares held by each.

(c) Any books, records and minutes may be in written form or in any other form capable of being converted into written form within a reasonable time.

Section 2. Stockholders' Inspection Rights. Any person who shall have been a holder of record of shares or of voting trust certificates therefor at least six
(6) months immediately preceding his demand or shall be the holder of record of, or the holder of record of voting trust certificates for, at least five percent (5%) of the outstanding shares of any class or series of the Corporation, upon written demand stating the purpose thereof, shall have the right to examine, in person or by agent or attorney, at any reasonable time or times, for any proper purpose, its relevant books and records of accounts, minutes and records of stockholders and to make extracts therefrom.

Section 3.  Financial Information.

(a) Not later than four (4) months after the close of each fiscal year, the Corporation shall prepare a balance sheet showing in reasonable detail the financial condition of the Corporation as of the close of its fiscal year, and a profit and loss statement showing the results of the operations of the Corporation during its fiscal year.

(b) Upon the written request of any stockholder or holder of voting trust certificates for shares of the Corporation, the Corporation shall mail to such stockholder or holder of voting trust certificates a copy of the most recent such balance sheet and profit and loss statement.

(c) The balance sheets and profit and loss statements shall be filed in the registered office of the Corporation in State-name, shall be kept for at least five (5) years, and shall be subject to inspection during business hours by any stockholder or holder of voting trust certificates, in person or by agent.

                          ARTICLE XIII. CORPORATE SEAL

The Board of Directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the Corporation, the state of incorporation and the year of incorporation.


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                        ARTICLE XIV. AMENDMENT TO BYLAWS

Section 1. By Stockholder. The stockholders, by the affirmative vote of a majority of the voting stock, shall have the power to alter, amend, and repeal the Bylaws of this Corporation or to adopt additional Bylaws and any Bylaw so adopted may specifically provide that such Bylaw can only be altered, amended or repealed by the stockholders.

Section 2. By Directors. The Board of Directors, by affirmative vote of a majority of the Board of Directors, shall have the power to adopt additional Bylaws or to alter, amend, and repeal the Bylaws of this Corporation, except when any Bylaw adopted by the stockholders specifically provides that such Bylaw can only be altered, amended, or repealed by the stockholders.

                            SECRETARY'S CERTIFICATE

I HEREBY CERTIFY that I am the Secretary of JMAR Communications, Inc. and the foregoing Bylaws of said Corporation were duly adopted by the Board of Directors of the Corporation by action by written consent of said Board of Directors effective on April 30, 1996

               IN WITNESS WHEREOF, I have affixed my signature on April 30, 1996

                                                  /s/ Marsha B. Whitman
                                                  ----------------------------
                                                  Marsha B. Whitman, Secretary


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Exhibit 23.2
Consent of Independent Certified Public Accountants

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated July 18, 1997 relating to the September 30, 1996 financial statements of Chronicle Communications, Inc. (formerly JMAR Communications, Inc.) and to the reference to our Firm under the caption "Experts" in the Prospectus.

Pender Newkirk & Company
Tampa, Florida
August 22, 1997


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